UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Horace Mann Educators Corporation
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Horace Mann

Horace Mann Educators Corporation

2026
Meeting Notice & Proxy Statement

Annual Meeting of Shareholders

Springfield, Illinois
April 6, 2026

Dear Shareholder,
You are cordially invited to virtually attend the Annual Meeting of Horace Mann Educators Corporation to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 20, 2026. We are pleased to announce that this year’s Annual Meeting will be via live webcast on the Internet. Shareholders of record can attend the Annual Meeting, vote and submit questions during the live webcast by visiting www.virtualshareholdermeeting.com/HMN2026 and entering the 16-digit control number, which is included in our Notice of Internet Availability of Proxy Materials or on the proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and how to participate in the Annual Meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote online, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or by voting again electronically during the virtual meeting.
We look forward to having you join us for the virtual meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.
Sincerely,

H. Wade Reece
Chairman of the Board

Marita Zuraitis
President & Chief Executive Officer

Annual Meeting of Shareholders | Meeting Notice

Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001
The approximate availability date of the Proxy Statement and the proxy card is April 6, 2026. Your vote is important. Even if you do not plan to participate in the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone, or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting, provided that you comply with the procedures set forth in the Proxy Statement that accompanies this Notice of Annual Meeting of Shareholders. If you participate in the Annual Meeting, you may vote electronically during the virtual meeting.
Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible.
By order of the Board of Directors,
Donald M. Carley
Executive Vice President, General Counsel and
Chief Administrative Officer
Corporate Secretary
Springfield, Illinois

Meeting Details
Wednesday, May 20, 2026
9:00 a.m. Central Daylight Time
Meeting live via the Internet - Please visit www.virtualshareholdermeeting.com/HMN2026. To join the meeting, shareholders of record will need the 16-digit control number included on your Notice, or on your proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to participate in the Annual Meeting. The following items will be addressed at the Annual Meeting:
•Elect the nine Directors named in the Proxy Statement.
•Approve the advisory resolution to approve Named Executive Officers’ compensation.
•Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2026.
•Conduct other business, if properly raised.
Record Date: March 24, 2026 - Shareholders registered in the records of the Company or its agents as of the close of business on that date are entitled to receive notice of and to vote at the meeting.

2026 Proxy Statement | Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement and the Annual Report on Form 10-K carefully before voting.
How to Vote Before the Meeting
By Internet:     Go to www.proxyvote.com
By phone:     800-690-6903
By mail:     Request a paper proxy card
How to Vote During the Meeting
The meeting will be available at www.virtualshareholdermeeting.com/HMN2026. To join the meeting, you will need the 16-digit control number included on your Notice, or on your proxy card. Voting will be available during the meeting, but if you have previously voted your shares, you do not need to vote during the meeting.
Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and how to participate in the Annual Meeting.
Voting Matters and Board Vote Recommendation

Proposal	Board vote recommendation
Elect nine Directors (page 4)	FOR each director nominee
Approve Advisory Resolution to Approve Named Executive Officers’ Compensation (page 22)	FOR
Ratify Independent Registered Public Accounting Firm (page 56)	FOR

Fiscal Year 2025 Business Highlights
Horace Mann reported net income of $162.1 million in 2025, or $3.90 per share, reflecting sustained profitability across the enterprise. Results benefited from strong underlying business performance, continued sales momentum, and meaningfully lower catastrophe losses compared to the prior year. Total revenues increased 7% for the year, with net premiums and contract charges earned rising 7.2%, driven by premium growth and solid demand across product offerings. Total net investment income of $464.3 million increased 4.2% over the prior year, reflecting strong core fixed income yields, strong limited partnership returns and improved commercial mortgage loan results.
The Company generated the highest core earnings* in its history of $195.8 million, or $4.71 per share, and achieved a core return on equity of 12.4%, representing an improvement of three points year over year. Key contributors included sustained profitability in Property & Casualty following multi-year profit restoration efforts, stable and consistent earnings contributions from the Life & Retirement segment, and continued expansion of the Supplemental & Group Benefits segment, which delivered strong sales growth and further diversified earnings.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2025 Form 10-K for a more detailed description of these financial results.
To determine annual compensation incentive awards, the Compensation Committee makes adjustments to core earnings* for items that are non-recurring, highly volatile, or outside the control of management. On that basis, AIP adjusted core earnings would have decreased to $178.8 million, as discussed in the Compensation Discussion and Analysis beginning on page 23.
Reported book value per share rose 15.7% to $36.47, and tangible book value per share* (excludes net unrealized investment gains (losses) on fixed maturity securities, net reserve remeasurements attributable to discount rates, goodwill and other intangible assets) increased 9.2% year over year. Total Shareholder Return (TSR) over the two- and three-year periods improved significantly, reflecting the cumulative impact of restored Property & Casualty profitability, earnings diversification and sustained capital deployment discipline.
(1) Excludes net unrealized gains (losses) on fixed maturity securities, net reserve remeasurements attributable to discount rates, goodwill and other intangible assets.
(2) Reported book value per share was $28.78 in 2023, $31.51 in 2024, and $36.47 in 2025.
Driving long-term shareholder value creation remains a priority for the Company. In 2025, the Board approved a shareholder dividend increase for the 17th consecutive year. The Company returned $57.1 million to shareholders in 2025 through dividends. During the year, the Company repurchased nearly 500,000 shares at a total cost of $21 million, and in May 2025, the Board authorized an additional $50 million share repurchase program. Since 2011, repurchases have totaled $144 million. There is $56 million remaining on the buyback authorization as of year-end 2025.
*See General Information, page 1, for a discussion of non-GAAP measures.

Operating Highlights
Our vision is to be the company of choice to provide insurance and financial solutions for all educators and others who serve their communities, whether they engage with Horace Mann directly or through their district/employer. For more than 80 years, Horace Mann has served the education community with a deep understanding of educators’ unique financial and insurance needs. Our long-standing presence has enabled us to build a trusted brand, specialized products, and a differentiated distribution model with direct access in schools and districts across the country.
Our strategy is grounded in deep market expertise, scalable capabilities, and a differentiated product, distribution, and infrastructure (PDI) model. We are confident this approach positions Horace Mann to deliver sustained, profitable growth in service of educators, school districts, and trusted partners.
•Products and services - We help K-12 educators achieve their financial goals through a variety of products and services tailored to meet their unique needs. Individual protection and savings solutions include auto insurance, property insurance, liability insurance, 403(b) retirement plans, mutual funds, life insurance, student loan solutions, credit monitoring and financial wellness workshops. In addition, Horace Mann offers a wide range of employee benefit protection products, including life, disability, accident, hospital, cancer and critical illness coverages. Products may be provided by employers or offered as voluntary coverages for employees to purchase. These options enable school districts, employers, or associations to enrich their employee or member total rewards by providing direct access to valuable financial protection products.
•Distribution - Horace Mann has a unique competitive advantage where we can meet clients at home, at work and throughout the community. Our omni-channel distribution model integrates relationship-based advice, digital access, and centralized expertise to deliver broad market reach, flexibility across geographies, and a scalable foundation for long-term growth. We provide knowledgeable, trusted distribution channels to meet educators how, when and where they want to engage with us. Individual solutions are delivered directly to educators through trusted agents, online and via phone. Employer-sponsored solutions are delivered as employee benefits or as part of an annual enrollment process.
•Infrastructure - We continue to invest in our Information Technology infrastructure to support ease of doing business through a modern, scalable environment.
Corporate Social Responsibility
Horace Mann strives to be a good corporate citizen and to have a positive impact on America’s educational community, our employees and the communities in which we live and work. Horace Mann demonstrates its focus on operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays, and the grants it gives in times of need. We view our Corporate Social Responsibility initiatives as follows:
•Sustainability - We are working to reduce our limited carbon footprint, as well as to monitor and manage climate change risks that affect our business and stakeholders.
•Social Considerations - We strive to positively impact America’s educational community, our employees, and the communities in which we live and work. We aspire to implement human capital, inclusion, and corporate giving practices that support our corporate mission and strengthen our corporate culture.
•Governance - We endeavor to represent stakeholder interests by following corporate governance best practices to create a financially strong company that operates ethically.
2025 Corporate Social Responsibility Highlights
In 2025, we made important progress on key elements of our Corporate Social Responsibility plan:
•Submitted first Communication on Progress (CoP) as a signatory of the United Nations Global Compact, expressing focus on responsible business practices
•Completed CDP (formerly Carbon Disclosure Project) Climate Change Questionnaire and publicly reported scores for the first time
•Reduced absolute Scope 1 and Scope 2 emissions by 65% from the 2019 base year

In addition, Horace Mann Educators Corporation and the Horace Mann Educators Foundation contributed nearly $885,000 to charitable causes in 2025, including funding to support food insecurity programs, essential classroom supplies, and educator professional development.
Governance
Our governance and compensation structure reflects an active, engaged and accountable Board and a number of compensation best practices, including:
Director Term: One year
Director Election Standard: Majority vote
Director Independence: Eight of our nine Directors are independent including the Board Chair
Board Meetings in 2025: Nine
Board Committee Meetings in 2025: Audit (9), Compensation (5), Executive (0), Investment & Finance (4), Nominating & Governance (4)
Corporate Governance Materials: Available online at investors.horacemann.com - Governance - Governance Documents
Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com
Compensation Governance:
•Hedging transactions and pledging shares are prohibited for all Directors and Executive Officers
•Clawback provisions are applicable to all Executive Officers for both cash and equity awards
•Stock ownership requirements are applicable to all Directors and Executive Officers
•Stock option holding requirement post-exercise
Stakeholder Engagement
Horace Mann strives to maintain an open and productive dialogue with all stakeholders regarding executive compensation, board oversight, and other Corporate Social Responsibility topics. We regularly undertake formal stakeholder engagement surveys to update and refine our understanding of potentially relevant issues and their relative importance to our key stakeholders. In our 2024 survey, we solicited input on various corporate social responsibility factors from eight different external and internal stakeholder groups, including our Board of Directors, senior leadership, employees, educators and customers, agents, investors, vendors, and community partners. This materiality assessment showed that stakeholders’ top priorities include: business ethics; data security and privacy; employee training, development and retention; and community relations. Each of these priorities are incorporated into our broader Corporate Social Responsibility strategy.
In addition, we engage with our stakeholders in multiple ways. We hold town hall meetings with agents, survey educators and conduct employee pulse surveys. Horace Mann’s management and investor relations team regularly discuss executive compensation, business strategy and performance, and other stakeholder interests with active investors during ongoing virtual or in-person interactions at conferences and other venues. During 2025, in addition to conversations with potential investors, we had ongoing dialogue with existing, active investors representing over 35% of our outstanding shares. Investors generally react positively to updates on how Corporate Social Responsibility initiatives support the Company’s business strategy.
In advance of the 2025 Annual Meeting of Shareholders, Horace Mann’s investor relations team reached out to the Company’s top 25 active and passive Shareholders regarding the Company’s most recent Corporate Social Responsibility reporting. The outreach provides these Shareholders with the opportunity to indicate interest in speaking with management and to learn more about the Company’s stance on sustainability, social impact, corporate governance and overall shareholder value creation. Feedback to similar outreach in the past has been positive.
For more information on Horace Mann’s commitment to Corporate Social Responsibility, please visit csr.horacemann.com.

2026 Proxy Statement | Table of Contents

2026 Proxy Statement | General Information
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 20, 2026. The Proxy Statement and Annual Report on Form 10-K (Proxy Materials) are available at proxyvote.com.
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (Board) of Horace Mann Educators Corporation (HMEC, the Company, Horace Mann, we or our) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (Common Stock). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 20, 2026, at 9:00 a.m. Central Daylight Time via live webcast at www.virtualshareholdermeeting.com/HMN2026 and at any adjournment or postponement thereof (Annual Meeting).
The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement, Notice of Internet Availability of Proxy Materials and the proxy card are first being made available to Shareholders of the Company (Shareholders) on or about April 6, 2026.
The Board has fixed the close of business on March 24, 2026, as the record date (Record Date) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,381,172 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, including by proxy, of the holders of a majority of the voting power of such issued and outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.
At the Annual Meeting, Shareholders will be asked to: (1) elect nine Directors named in the Proxy Statement to hold office for one-year terms continuing until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (2) approve the advisory resolution to approve Named Executive Officers’ (as defined on page 22 below) compensation; and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2026.
Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.
Copies of the Annual Report on Form 10-K for the year ended December 31, 2025 (Annual Report), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 27, 2026.
Statements included in this document that are not historical in nature, including statements regarding our sustainability plans and goals, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to and expressly disclaims any such obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company's Annual Report for the year ended December 31, 2025 and the Company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. Any standards of measurement and performance made in reference to our sustainability, social and governance and other Corporate Social Responsibility plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
Unless otherwise noted, the historical financial information contained in this document is before implementation of Financial Accounting Standards Board’s Accounting Standard Update 2018-12 Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts (LDTI). Measures marked with * the first time they are presented within this document are not based on accounting principles generally accepted in the U.S. (non-GAAP). An explanation of these measures is contained in the Glossary of Selected Terms included as Exhibit 99.1 in our most recent Annual Report on Form 10-K filed with the SEC and these measures are reconciled to the most directly comparable measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) in the Appendix to the Company’s Fourth Quarter 2025 Investor Supplement.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 1

2026 Proxy Statement | Your Proxy Vote
How to Vote Before the Meeting
Shareholders of Record
1.Via Internet: Go to proxyvote.com to vote via the Internet. Follow the instructions on your Notice of Internet Availability of Proxy Materials (Notice) or proxy card and the website. If you vote via the Internet, you may incur Internet access charges.
2.By Telephone: If you received paper copies of the Proxy Materials, call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
3.By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you do not need to return your proxy card. Further, shares held in your name as the Shareholder of record may be voted electronically during the virtual Annual Meeting (www.virtualshareholdermeeting.com/HMN2026). To join the meeting, including to vote and ask questions, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your Proxy Materials. If you have previously voted your shares, you do not need to vote during the meeting.
Beneficial Owners
If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice or voting instruction form containing instructions from the holder of record that you must follow in order for your shares to be voted. If your Notice or voting instruction form indicates that you may vote those shares through the proxyvote.com website then you may access, participate in, and vote at the Annual Meeting with the 16-digit control access code indicated on that Notice or voting instruction form. Otherwise, Shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.
Participants in the Company’s stock fund within the Horace Mann 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.
Voting Rules
Solicitation and Revocation
Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.
Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary prior to the Annual Meeting or by submitting a subsequently dated proxy or voting at the Annual Meeting. Participation in the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

2 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal. In addition, the Company has retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $17,500 plus related reasonable out-of-pocket expenses.
Shareholder Approval
Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the votes cast is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter. Abstentions and broker non-votes will be considered as present for quorum purposes. Abstentions will have no effect on the outcome of the vote on the election of directors or on any of the other proposals. Broker non-votes will have no effect on the outcome of the vote on the election of directors or on any proposals other than the ratification of our auditors.
Other Matters
Other than the matters set forth below, the Board has not received any shareholder proposals by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.
We are holding a virtual meeting again this year. The virtual Annual Meeting format provides all Shareholders with the same access and ability to participate, regardless of their location.
The Annual Meeting will begin promptly at 9:00 a.m. Central Daylight Time on Wednesday, May 20, 2026. Online check-in will begin approximately 15 minutes before the Annual Meeting. You are encouraged to access the Annual Meeting early and provide sufficient time for online check-in. Technical assistance will be available to assist with any difficulties encountered while accessing the Annual Meeting.
Shareholders may submit questions before and during the Annual Meeting at www.virtualshareholdermeeting.com/HMN2026. We will try to answer as many questions as possible during the time scheduled. Additional information regarding the question and answer process, including the types and number of questions permitted, the time allocated for the question and answer session, and how questions will be addressed and disclosed, will be available in the Annual Meeting Rules of Conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting.
In the event of a technical malfunction or other situation that the Board Chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of Shareholders to be held by means of remote communication under Delaware General Corporation Law or that otherwise makes it advisable to adjourn the Annual Meeting, the Board Chair or Corporate Secretary will announce the adjournment and post information regarding the adjournment and any plans to reconvene the meeting on the Annual Meeting website and the Company’s website at investors.horacemann.com.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 3

2026 Proxy Statement | Proposals and Company Information
Proposal No. 1 - Election of Nine Directors
The Bylaws of the Company provide for the Company to have not less than five or more than 15 Directors. The following nine persons currently are serving as Directors of the Company (Directors): Thomas A. Bradley, Victor P. Fetter, Perry G. Hines, Mark E. Konen, Beverley J. McClure, H. Wade Reece, Aaliyah A. Samuel, EdD, Elaine A. Sarsynski and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting.
Board Qualifications, Skills and Demographics
The Board of Directors believes it is necessary for each of the Directors to possess a variety of qualities and skills. The Nominating & Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates, including the determination of their independence. In addition, the Nominating & Governance Committee has identified areas of expertise that it believes support the Company’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-rounded Board.
The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration of experience, perspective, background and skill sets, as well as any candidate’s individual qualities in leadership, character judgment and ethical standards. The Nominating & Governance Committee believes that it is important that the Board be comprised of individuals with a variety of experience and perspectives, including expertise in fields relevant to the Company’s business, experience from different professions, and a range of tenures. The Nominating & Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process.
The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.
The Nominating & Governance Committee does not have any specific, minimum qualifications that nominees must meet, but evaluates possible nominees to the Board on the basis of the factors it deems relevant, including those noted above.
The matrix below highlights certain key qualifications and experience of the Board Nominees. The fact that a nominee is not designated as having a particular attribute does not mean that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision making or oversight in that area. Demographic information regarding our Board Nominees is also included in the matrix.

4 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

	Bradley	Fetter	Hines	Konen	McClure	Reece	Samuel	Sarsynski	Zuraitis
Experience and Skills
Education Background			●			●	●
Niche Market Experience	●				●		●	●	●
Brand & Marketing			●	●	●	●	●	●	●
Insurance	●		●	●	●	●		●	●
Agency Management						●		●	●
Technology & Innovation		●		●				●	●
Public Company Board Experience	●		●		●	●		●	●
Financial Services	●	●	●	●	●	●		●	●
Customer Experience		●	●		●	●	●	●	●
Senior Leadership Experience	●	●	●	●	●	●	●	●	●
Finance & Accounting	●			●				●	●
Investments	●	●	●	●				●	●
Corporate Governance	●	●	●		●			●	●
Human Capital / Talent Management		●				●	●	●	●
HR / Executive Compensation							●	●	●
Demographics
Gender	Male	Male	Male	Male	Female	Male	Female	Female	Female
Age(1)	68	57	63	67	71	69	47	70	65
Ethnicity	Caucasian/White	Caucasian/White	African American/Black	Caucasian/White	Caucasian/White	Caucasian/White	African American/ Black and Hispanic	Caucasian/White	Caucasian/White
(1) As of March 15, 2026.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 5

Board Refreshment
The Board and Nominating & Governance Committee regularly consider the long-term makeup of the Board and how the members of the Board change over time. The Board and Nominating & Governance Committee understand the importance of Board refreshment and strive to balance the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. Directors who are 75 years of age or older may not stand for election in the absence of a specific finding by the Board that there are special circumstances to justify an exception, which supports Board refreshment.
Board Nominees
Upon the recommendation of the Nominating & Governance Committee, the Board nominated Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel, Ms. Sarsynski and Ms. Zuraitis (Board Nominees) to hold office as Directors.
The proxies solicited by and on behalf of the Board will be voted FOR the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until their respective successor is duly elected and qualified.
The following information, as of March 15, 2026, is provided with respect to each Board Nominee:

Independent Age: 68 Director Since: 2021 Committees: Audit (Chair) Executive	Thomas A. Bradley
Qualifications Mr. Bradley has an extensive finance and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Background
Mr. Bradley is the former Executive Chairman and Chief Executive Officer of Argo Group International Holdings, Ltd., an international underwriter of specialty insurance and reinsurance products in the property and casualty market, a position he held until 2023. From 2018 to 2022, he served as a non-executive Director of Argo and was non-executive Chairman of the Board from 2020 to 2022. He retired from Allied World Assurance Company Holdings, AG, an insurance holding company, in July 2018 as Executive Vice President and Chief Financial Officer, a position he had held since 2012. He previously served as the Executive Vice President and Chief Financial Officer for both Fair Isaac Corporation and the St. Paul Companies. Mr. Bradley also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group. He is currently a member of the Board of Directors of Palomar Holdings, Inc.

Education
Mr. Bradley received a Bachelor of Arts degree in accounting from the University of Maryland and a Master of Business Administration with a concentration in finance from Loyola University.

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Technology Liaison Independent Age: 57 Director Since: 2023 Committees: Audit	Victor P. Fetter
Qualifications
Mr. Fetter’s extensive experience in digital transformation, cybersecurity and technology risk management brings a unique perspective and assists the Board with its oversight responsibilities.

Background
Mr. Fetter is the Global Chief Information Officer of Fortive, an industrial technology company, a position he has held since January 2020. He previously served as Chief Digital Officer at Vertiv, a critical infrastructure provider, from 2017 to 2019. Prior to that, he served as Chief Information Officer for LPL Financial and Dell’s online division. He is National Association of Corporate Directors (NACD) Directorship Certified and has completed the NACD Cyber-Risk Oversight Program.

Education
Mr. Fetter received a Bachelor of Science degree in computer information systems and business administration from Spring Hill College.

Independent Age: 63 Director Since: 2018 Committees: Investment & Finance Nominating & Governance	Perry G. Hines
Qualifications Mr. Hines’ cross-sector expertise in general management, brand building and strategic marketing brings a unique perspective and insight to the Board.

Background
Mr. Hines is a retired corporate marketing executive and is the President and CEO of The Hines Group, LLC, a firm he formed in 2006 specializing in marketing, communications and strategic planning. He has nearly three decades of cross-sector experience in general management, brand, communications and marketing with a specific focus on financial services. Mr. Hines previously served as Senior Vice President, Chief Marketing and Communications Officer for Irwin Mortgage Corporation, a position he held from 2002 to 2007, Senior Vice President, Chief Marketing and Sales Officer of Lincoln Reinsurance Corporation and its subsequent successor Swiss Reinsurance Corporation from 1998 to 2002 and Vice President of Marketing & Communications of Safeco from 1995 to 1998. He has held previous management and senior marketing roles with General Mills, Target, Pfizer and Canadian-based Imasco, Inc., where he stewarded well known household brands.

Education
Mr. Hines received a Bachelor of Arts degree in journalism and government from Western Kentucky University and a Master of Business Administration from the University of Minnesota Carlson School of Business.

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Independent Age: 67 Director Since: 2019 Committees: Compensation (Chair) Audit Executive	Mark E. Konen
Qualifications Mr. Konen’s 35-year insurance career, extensive background and proven leadership in the life and retirement business provides the Board with a valuable perspective on these topics.

Background
Mr. Konen retired from Lincoln Financial Group, a financial services company, in February 2017 as President of the Insurance and Retirement Solutions division, a position he had held since 2008. He was responsible for all aspects of strategic leadership, product development and client services as well as profitability management of the individual life insurance, group protection and retirement plan services businesses. He oversaw Lincoln Financial Group’s individual life and annuity business as President, Individual Markets, from 2006 to 2008. Prior to its merger with Lincoln Financial Group in 2006, he served in various senior management positions with Jefferson Pilot Financial. Mr. Konen is currently a member of the Board of Directors of Lincoln Life & Annuity Company of New York.

Education
Mr. Konen received a Bachelor of Science degree in mathematics from the University of Nebraska.

Independent Age: 71 Director Since: 2013 Committees: Nominating & Governance (Chair) Compensation	Beverley J. McClure
Qualifications
Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective on these topics.

Background
Ms. McClure retired in 2007 after a 35-year career with United Services Automobile Association, a diversified financial services group, as Senior Vice President, Enterprise Operations. In 2007, she founded Fresh Perspectives LLC, an executive coaching and small business consulting firm, which was dissolved in 2019. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow and Life Management Institute designations.

Education
Ms. McClure received a Bachelor of Applied Arts and Sciences from Texas State University.

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Chairman of the Board Independent Age: 69 Director Since: 2016 Committees: Executive (Chair) Compensation Nominating & Governance	H. Wade Reece
Qualifications Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management provides the Board with industry insight and perspective.

Background
Mr. Reece retired in 2015 after a 37-year career with BB&T Corporation, a bank holding company, where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a Chairman of the Council of Insurance Agents & Brokers and Chairman of the Board of Trustees of The Institutes and is a former member of the Board of Directors of the North Carolina State University Foundation.

Education
Mr. Reece received a Bachelor of Science degree in economics from North Carolina State University.

Independent Age: 47 Director Since: 2023 Committees: Investment & Finance	Aaliyah A. Samuel, EdD
Qualifications
Dr. Samuel’s extensive experience in public education and educational policy development provides the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

Background
Dr. Samuel is the President and Chief Executive Officer of CASEL(1), a nonpartisan, nonprofit organization dedicated to making evidence-based social and emotional learning an essential part of education for all students, a position she has held since January 2022. Prior to joining CASEL, she served as Deputy Assistant Secretary of Local, State and National Engagement at the U.S. Department of Education, a position she held from February 2021 to December 2021. Prior to her role in the Department of Education, she was with NWEA, a research-based not-for-profit that creates academic assessments, including service as Executive Vice President of Government Affairs & Partnerships and Vice President, Policy & Advocacy, from January 2019 to February 2021. She served as Director of Education at the National Governors Association from November 2015 to December 2018. She currently serves as a Senior Fellow at the Center on the Developing Child at Harvard University, a research center to drive innovation in early childhood education practice and policy.

(1) Dr. Samuel has advised the Company that she will step down as President and Chief Executive Officer of CASEL effective March 27, 2026.

Education
Dr. Samuel holds an undergraduate degree from Tuskegee University, a master’s degree from University of South Florida, and a specialist and doctorate degree from NOVA Southeastern.

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Independent Age: 70 Director Since: 2021 Committees: Investment & Finance (Chair)	Elaine A. Sarsynski
Qualifications Ms. Sarsynski’s extensive knowledge in managing institutional investments and proven strategic leadership is a valuable asset to the Board.

Background
Ms. Sarsynski was Chairwoman, Chief Executive Officer and President of Mass Mutual International, an insurance company, until her retirement in 2017. She joined Mass Mutual Life Insurance Company in 2005 as Managing Director at Babson Capital Management LLC, a MassMutual subsidiary. She became Executive Vice President, Chief Administrative Officer, Chief Executive Officer and President of MassMutual International in 2006 and Executive Vice President, member of the Office of the Chief Executive Officer and President of MassMutual Retirement Services, as well as Chairwoman of MassMutual International, in 2008. Prior to joining Babson Capital, she served two elected terms as First Selectman for the town of Suffield, Connecticut. In 1998, she founded Sun Consulting Group LLC, offering consulting services to the real estate industry. Ms. Sarsynski previously spent 17 years at Aetna where she held multiple senior management positions overseeing segments of the company’s Investments Division and leading the Corporate Finance Department. She currently serves on the Board of Directors of Genworth Financial, Inc. and Horizon Technology Finance Corporation and previously served on the Board of Directors of TI Fluid Systems PLC prior to its sale in April 2025.

Education
Ms. Sarsynski received a Bachelor of Arts degree in economics from Smith College and a Master of Business Administration from Columbia University.

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President and Chief Executive Officer Age: 65 Director Since: 2013 Committees: Executive Investment & Finance	Marita Zuraitis
Qualifications Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contributes to Board discussion and understanding of issues impacting the Company.

Background
Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer of the Company in September 2013 after joining the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis came to Horace Mann from The Hanover Insurance Group, where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, of The Hanover Insurance Group. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is past Chair of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation, and a past member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

Education
Ms. Zuraitis received a Bachelor of Science degree in business administration from Fairfield University.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 14, 2025. The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.
Board of Directors and Committees
There were nine members on the Board as of March 15, 2026. The Board met nine times during 2025. No incumbent Director of the Company attended fewer than 90% of the Board meetings and the committee meetings to which they were appointed and served during 2025.
The Board Chair presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors.” The members of the Board are expected to be present at the Annual Meeting. The following nine Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting: Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel, Ms. Sarsynski and Ms. Zuraitis.
Committees of the Board
The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.” A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

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Executive Committee
0 Meetings in 2025	Members H. Wade Reece (Chair) Thomas A. Bradley Mark E. Konen Marita Zuraitis	Independence Each member of the committee is independent, with the exception of Ms. Zuraitis.

Role and Responsibilities
•Exercises certain powers of the Board during intervals between meetings of the Board.
•As requested by the Chief Executive Officer, acts a sounding board for discussing strategic and operating issues between Board meetings.
•If circumstances should arise which affect the management of the Corporation, and it is not feasible to convene the entire Board of Directors, the Executive Committee shall and may exercise all powers and authority of the Board of Directors in the management of the business affairs of the Corporation between Board meetings.

Compensation Committee
5 Meetings in 2025	Members Mark E. Konen (Chair) Beverley J. McClure H. Wade Reece	Independence Each member of the committee is independent under the listing standards of the NYSE.

Role and Responsibilities
•Approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company.
•Oversees the process of Executive Officer leadership development and succession planning, including regular review of internal talent pipelines, readiness assessments for key roles, identification of high-potential employees and candidates to ensure robust and inclusive succession strategies.
•Receives recommendations from management regarding compensation matters.
•The Compensation Committee may delegate authority to one or more subcommittees of Committee members and may delegate authority regarding matters not involving Section 16 Officers or Board members to the Chief Executive Officer or other senior management to the extent permitted under applicable law and listing requirements.

Nominating & Governance Committee
4 Meetings in 2025	Members Beverley J. McClure (Chair) Perry G. Hines H. Wade Reece	Independence Each member of the committee is independent.

Role and Responsibilities
•Oversees the Board succession planning process and recommends Director candidates to the Board of Directors. Establishes criteria for the selection of new directors to serve on the Board and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates.
•Oversees evaluation at least annually of the Board of Directors and in connection therein reports to the Board its assessment of the Board’s performance of its duties and responsibilities.
•Develops and recommends to the Board a set of corporate governance principles, equity compensation award policies, insider trading policies, and other corporate governance policies.
•Reviews annually with the Board a report prepared by the Board’s outside counsel regarding Director fiduciary duties.
•Evaluates and oversees risks related to environmental and social factors and the Company’s environmental and social goals, including the Company’s human rights statement, diversity and inclusion efforts, environmental statement, climate risks and opportunities identification, and employee health and safety procedures.

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Investment & Finance Committee
4 Meetings in 2025	Members Elaine A. Sarsynski (Chair) Perry G. Hines Aaliyah A. Samuel, EdD Marita Zuraitis	Independence Each member of the committee is independent, with the exception of Ms. Zuraitis.

Role and Responsibilities
•Approves investment strategies.
•Establishes investment guidelines.
•Monitors the performance of investments made on behalf of the Company to provide assurance that Corporate investment goals are being met.
•Manages the Corporation’s capital structure to assure that the Company is taking advantage of available actions to maximize shareholder value.
•Oversees key enterprise risks related to the investment strategies and capital structure of the Company, including without limitation, the issuance and repurchase of equity securities and the incurrence, refinancing and repayment of indebtedness.

Audit Committee
9 Meetings in 2025	Members Thomas A. Bradley (Chair) Victor P. Fetter Mark E. Konen	Independence Each member of the committee is independent under the listing standards of the NYSE and financially literate.	Audit Committee Financial Expert Mr. Bradley meets the requirements as defined by SEC rules.

Role and Responsibilities
•Oversees the accounting and financial reporting process.
•Oversees audits of the Company’s financial statements, ethical standards policies and compliance with the Code of Conduct and internal operating controls of the Company, including those related to data privacy and data security.
•Meets with both the Company’s management and the Company’s independent registered public accounting firm.
•Generally discusses the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
•Prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.
•Reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors, or management.
•Oversees the risks related to the use of Artificial Intelligence (AI) technologies including, but not limited to the potential impact on financial reporting, cybersecurity, data privacy, fraud detection, and regulatory compliance.

Considering the importance of technology advancement, the Board has established a formal Technology Liaison role to focus on cybersecurity and technology matters, including the use of artificial intelligence, which we believe are important to Horace Mann’s ongoing success. The Technology Liaison is a Board member that has experience and expertise with respect to cybersecurity and technology. Fundamentally, the Technology Liaison’s role is to support effective Board oversight on cybersecurity and technology issues in light of the increasing costs and risks associated with technology investment and cybersecurity. Victor Fetter currently serves as the Board’s designated Technology Liaison.

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Director Compensation
The Compensation Committee (Committee) reviews compensation to be paid to the Company’s non-employee Directors. The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants to provide information and advice to the Committee regarding non-employee Director compensation. CAP analyzes each element of director compensation for the same peer group of companies that is used to evaluate executive compensation. See “Compensation levels are market competitive” in the Compensation Discussion & Analysis for a list of these peer companies. CAP also considers non-employee Director compensation in the insurance industry and the broader general industry, as appropriate. The Committee reviews CAP’s report of competitive Director compensation and determines whether to recommend to the Board a change in the Company’s non-employee Director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change. The Committee’s current practice is to review non-employee Director compensation every other year. In 2025, the Committee did not recommend any changes to non-employee Director compensation.
The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Chair Annual Retainer	$210,000
Board Member Annual Retainer (other than Board Chair)	$85,000
Committee Chair Annual Retainer	$30,000 Audit Committee $20,000 all other Committees(2)
Technology Liaison Annual Retainer	$15,000
Share-based Compensation
Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (RSUs) awarded.
An annual award of $130,000 in RSUs following the Annual Shareholder Meeting. $130,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $65,000 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1-year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage
(1) Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting. Non-employee Directors may elect to defer cash compensation into RSUs.
(2) The Executive Committee Chair is not paid an Annual Retainer.
Non-employee Directors are required to hold shares of HMEC Common Stock with a market value equal to five times their annual cash retainer.
Until non-employee Directors meet this ownership requirement, they must retain all RSUs granted as share-based compensation (net of taxes). As of December 31, 2025, all non-employee Directors have met the guidelines with the exception of Dr. Samuel. She has five years to meet this requirement and is on track to do so. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Stock Ownership & Holding Guidelines” under Compensation Discussion and Analysis.

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The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2025:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas A. Bradley	115,000	130,000	21	245,021
Victor P. Fetter	100,000	130,000	21	230,021
Perry G. Hines	85,000	130,000	21	215,021
Mark E. Konen	105,000	130,000	21	235,021
Beverley J. McClure	105,000	130,000	21	235,021
H. Wade Reece	210,000	130,000	21	340,021
Aaliyah A. Samuel, EdD	85,000	130,000	21	215,021
Elaine A. Sarsynski	105,000	130,000	21	235,021
(1) Represents fees deferred in 2025 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $130,000 in RSUs (awarded May 14, 2025). As of December 31, 2025, each Director had 3,209 unvested RSUs.
(2) Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director.
Corporate Governance
Director Independence
The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Board Nominees and the Company or its management (either directly or indirectly, including as a partner, Shareholder or officer of an organization that has a relationship with the Company or its management) that could impair or appear to impair the Director’s ability to make independent judgments, the Board determined that none of its non-employee Board Nominees have a material relationship with the Company and therefore all of these Directors are independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Board Nominees are Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel and Ms. Sarsynski.
Board Leadership Structure
Our Board’s leadership structure may change over time to reflect the Company’s evolving needs, strategy, and operating environment as well as changes to our Board’s composition and leadership needs. Other factors, including the perspective of shareholders and other stakeholders, will also influence the Company’s leadership structure. The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance.

The Board has a separate Board Chair and Chief Executive Officer; the position of Board Chair is held by an independent Director. The Board of Directors believes that having an independent Director serve as Board Chair is in the best interest of the Company at this time, as this structure provides a greater role for the independent Directors in the oversight of the Company. As described in the Company’s Corporate Governance Principles, in the future, the Board could deem it to be in the best interests of the Company and its shareholders to permit one individual to hold both positions. If the same person holds the Board Chair and Chief Executive Officer role or if the Board Chair is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.

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The Board continues to believe it is important to retain flexibility to determine whether the role of Board Chair and Chief Executive Officer should be separate or combined roles, based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times and will continue to evaluate whether to split or combine the Board Chair and Chief Executive Officer roles to ensure the Company’s leadership structure is optimized to serve the best interest of the Company and our shareholders.
Board Evaluation
The Nominating & Governance Committee is responsible for overseeing the annual evaluation process designed to measure and improve board and director effectiveness. Each Director annually completes a self-assessment questionnaire. An external law firm compiles the responses and provides a written summary of the data to the Chair of the Nominating & Governance Committee.
The self-assessment questionnaire is used by the Board to assess Board and Director effectiveness and identify opportunities for improvement. The self-assessment contains both quantitative ratings and subjective comments and covers the following general topics: board information, board meetings, board oversight and board effectiveness. The Directors are also encouraged to provide peer feedback, which is shared with the Directors to support their ongoing professional development.
In addition, the Company’s executive management team provides feedback to the Board regarding board effectiveness and opportunities for improvement by completing a management assessment questionnaire. The General Counsel oversees this assessment and provides a report to the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee reviews both assessment questionnaires with all Directors.
Board’s Role in Risk Oversight
The Board of Directors retains responsibility for overseeing the processes that management has established for assessing and managing risk to ensure risks are considered on an enterprise-wide basis, although the Board has given direct oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies related to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.
The Chief Risk Officer (CRO), in conjunction with the internal Enterprise Risk Management (ERM) Committee, is responsible for working with the business leaders in their efforts to actively monitor and manage their key risks. The CRO is also responsible for identifying and monitoring key corporate level risks that encompass more than one business/division and is a member of the Company’s Disclosure Committee. The CRO chairs the ERM Committee. The ERM Committee is composed of certain members of senior management, including the President and Chief Executive Officer; Chief Financial Officer; General Counsel; Chief Information Officer; Chief Marketing and Distribution Officer; and key operating executives from across the business. The Chief Compliance Officer reports to the General Counsel. The Company’s compliance function operates with organizational independence and has direct access to senior management and the Board and its committees, as appropriate, to support effective oversight of compliance risks.
Throughout the year, the Board and the relevant Board committees receive regular reports from the ERM Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Management also engages the Board in special meetings to keep them informed of emerging situations when required.
Also, in light of ongoing threats to corporate cybersecurity, the Audit Committee receives quarterly reports from the Chief Information Security Officer (CISO) of the Company regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The Audit Committee receives regular reports on the Company’s risk management program, including regular reports from the CISO on the state of the Company’s cybersecurity risk management program and updates on cybersecurity matters.
Corporate Social Responsibility Oversight
The Horace Mann Board of Directors oversees the Company’s Corporate Social Responsibility strategy and priorities, with various committees responsible for different aspects of the program:

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•Nominating & Governance Committee provides general oversight as well as direction on governance, environmental risks and goals and social risks and goals.
•Investment & Finance Committee reviews and assesses the Sustainable Investment Policy and strategy.
•Compensation Committee provides oversight and direction on human capital management strategy.
•Audit Committee oversees the Enterprise Risk Management function, including cybersecurity and AI-related risks, as well as ethics issues and policies, such as the Code of Conduct.
Through its committees, Horace Mann’s Board of Directors evaluates and oversees the Company’s overall Corporate Social Responsibility reporting as well as development of vital policies and programs designed to achieve short- and long-term objectives. These policies and programs include, but are not limited to, the Company’s:
•Emphasis on human capital development, including inclusion initiatives and executive officer leadership development and succession, which encompasses the identification of high-potential employees and candidates to strengthen the talent pipeline;
•Statements of broad corporate policy related to human rights, employee health and safety, environment and climate change and the Sustainable Investment Policy;
•Independent audits of information security policies and systems (a minimum of biennially) supported by implementation of data protection standards and employee trainings on cybersecurity risks and procedures; and
•Reporting our Corporate Social Responsibility progress in line with Task Force on Climate-related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), Sustainable Accounting Standards Board (SASB), United Nations Global Compact Communication on Progress and CDP Climate Change Questionnaire models.
Horace Mann’s General Counsel is the strategic lead for our Corporate Social Responsibility program and briefs the Board quarterly on the Company’s initiatives and progress. Additionally, management at least annually prepares and presents an update to responsible Committees on its corporate social responsibility policies and programs, including a discussion of targets, risks and objectives.
For more information, view Horace Mann’s Corporate Social Responsibility reporting, which can be found at csr.horacemann.com.
Code of Conduct and Corporate Governance Principles
The Company has adopted the Code of Conduct and Ethics (Code of Conduct), applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company) and all suppliers. All employees, including part-time employees, are required to complete annual ethics standards training and new hires are provided ethical standards training as part of the onboarding process. Directors must complete a verification statement annually.
The Audit Committee reviews the Code of Conduct annually and has compliance oversight. The Company has also adopted Corporate Governance Principles. The Code of Conduct and Principles are available on the Company’s website at investors.horacemann.com, under “Governance - Governance Documents.” Printed copies may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001.
Director Education and Time Commitment
A training schedule is developed, with input from the Directors, which covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of Directors. Examples of such topics include cybersecurity, crisis management, regulatory developments, corporate governance and industry trends. The program encompasses presentations from internal and external speakers as well as site visits and regular meetings with management. Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two-year period at the Company’s expense. These training programs satisfy the Director’s educational requirements and, thus, all Directors are in compliance. Directors are also encouraged to avail themselves of educational programs offered through recognized independent providers.

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Directors also must have a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings. Directors should advise the Board Chair and the Chair of the Nominating & Governance Committee in advance of accepting an invitation to serve on another public company board.
Communications with Directors
The Company has established various processes to facilitate communications by Shareholders and other interested parties with the Board. Communications to non-employee Directors as a group, to the Board Chair or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

The Company and Board of Directors have not established a formal process for determining whether all shareholder communication received by the Corporate Secretary will be forwarded to Directors. The Board welcomes shareholder communication and has instructed the Corporate Secretary to use reasonable criteria to determine whether correspondence should be forwarded. The Board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the Board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2025, no member of the Compensation Committee was a current or former officer or employee of the Company.
Review, Approval or Ratification of Transactions with Related Persons
The Board reviews any potential conflicts of interest between its Directors, Executive Officers, and holders of more than 5% of the Common Stock and is responsible for reviewing and approving all related party transactions. The Board has adopted a written policy for the review, approval, or ratification of transactions with related persons. Under the policy, the Audit Committee reviews transactions in which the Company is a participant and the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. The Audit Committee considers all relevant facts and circumstances and approves only those transactions that are in, or not inconsistent with, the best interest of the Company and its Shareholders.
The Related Person Transactions Policy is available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.”
Related Person Transactions
BlackRock, Inc. (BlackRock), which owns beneficially more than 5% of the issued and outstanding shares of our Common Stock, provides investment risk management services to the Company and has done so for more than 10 years. In 2025, the Company paid approximately $191,399 in fees to BlackRock in connection with the Company’s use of a widely used analytical software owned by BlackRock. In addition, the Company is invested in three funds managed by BlackRock, Inc. with total investments, including commitments, of approximately $17.1 million. The investments are not material to BlackRock.
Other than the relationships described above, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

18 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Executive Officers
The following provides biographical information, as of March 15, 2026, with respect to the Executive Officers of the Company and its subsidiaries who are not Directors of the Company (Marita Zuraitis, President and Chief Executive Officer, is a Director and is discussed under Board Nominees). Executive Officers are elected annually by the Board of Directors.
Ryan E. Greenier, 44
Executive Vice President and Chief Financial Officer
Mr. Greenier was appointed to his current position, Executive Vice President and Chief Financial Officer, in October 2024. He previously served as Deputy CFO beginning in January 2023 and was appointed Chief Investment Officer in 2021. He joined the Company in 2012 as Vice President, Investor Relations and was named Vice President, Corporate Finance in 2018 and Senior Vice President in 2019. Prior to joining the Company, he was with The Hartford from 2008 to 2012, where he held positions in investments and investor relations. He began his career in public accounting at Deloitte & Touche and is a certified public accountant. Mr. Greenier received a Bachelor of Business Administration degree from Pace University Lubin School of Business and a Master of Business Administration from the University of Connecticut. He has over 20 years of experience in the insurance industry.
Donald M. Carley, 58
Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Mr. Carley joined the Company in January 2016 as General Counsel. Since then he has assumed additional roles and responsibilities, including appointment as Corporate Secretary in May 2016, Executive Vice President in November 2019, and his most recent appointment as Chief Administrative Officer in October 2025. He also served as Chief Compliance Officer of the Company, a position he held from May 2016 to September 2025. Mr. Carley currently leads the law and compliance, human resources, enterprise communication and administrative services teams. Before joining the Company, he was Associate General Counsel at State Farm Mutual Automobile Insurance Company from 2008 to 2015. Prior to that, he spent more than 12 years in private practice, most recently as an equity partner at Sonnenschein Nath & Rosenthal LLP (now Dentons US LLP). Mr. Carley holds an undergraduate degree from The College of William & Mary, a Master of Business Administration from the University of Chicago Booth School of Business, and a Juris Doctor from Temple University Beasley School of Law. Mr. Carley has over 30 years of experience in private practice and corporate roles, specializing in corporate governance, mergers and acquisitions, complex commercial transactions and litigation, government affairs and regulatory matters as well as extensive experience handling claims and operational issues.
Mark R. Desrochers, 57
Senior Vice President and Chief Actuarial and Strategy Officer
Mr. Desrochers was appointed to his present position of Chief Actuarial and Strategy Officer in August 2025. Prior to this, he served as Senior Vice President since April 2020. He joined the Company as Chief Corporate Actuary in February 2015. Prior to joining the Company, he served as President of the Personal Lines business unit at The Hanover Insurance Group from 2008 to 2014. Mr. Desrochers holds a Bachelor of Science degree from the University of New Hampshire. Mr. Desrochers has over 30 years of experience in the property and casualty insurance industry, primarily in personal lines.
Mr. Desrochers has elected to participate in the Early Retirement Offering (ERO) with an effective retirement date of December 31, 2026. Details regarding the ERO program are disclosed under the Additional Pay Practices section of the CD&A.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 19

Stephanie A. Fulks, 56
Senior Vice President and Chief Information Officer
Ms. Fulks was appointed to her present position as Chief Information Officer in May 2021. She was appointed Senior Vice President in November 2019 and served as Chief Solutions Delivery Officer from June 2017 to November 2019. She joined the Company as Vice President in June 2014. Prior to joining the Company, Ms. Fulks was with American International Group from 1993 to 2014 where she most recently served as Vice President, Information Technology. Ms. Fulks received a Bachelor of Science degree in computer information systems from Missouri State University. Ms. Fulks has over 30 years of experience in the insurance and financial services industry.
Steven R. Chauby, 44
Senior Vice President and Chief Marketing & Distribution Officer
Mr. Chauby was appointed as Chief Marketing and Distribution Officer in November 2024. He joined the Company in September 2023 as Senior Vice President, Marketing, Digital and Inside Sales. Prior to joining the Company, Mr. Chauby served as Senior Vice President, Head of Distribution at PURE Group of Insurance Companies, a multi-state property insurance provider, from September 2021 to September 2023, where he led distribution strategy and field operations. From June 2020 to September 2021, he served as Vice President, Member Experience at PURE, with responsibility for member-facing service functions and experience strategy. From June 2019 to June 2020, Mr. Chauby served as Chief Marketing Officer at Openly Inc., a technology-enabled property insurance company, where he led marketing, branding and go-to-market strategy during a period of business expansion. Mr. Chauby received a Bachelor of Science degree in finance from Pennsylvania State University. Mr. Chauby has over 25 years of experience in the insurance and financial services industry.
Vanessa A. Jackson, 43
Senior Vice President, Property & Casualty
Ms. Jackson joined the Company in May 2025 as Senior Vice President, Property & Casualty. Prior to joining the Company, she served as Head of New Ventures, President of Toggle with Farmers Insurance, an insurance and financial services company, from July 2022 to May 2025, where she was responsible for digital-first business performance, including product strategy, distribution, regulatory compliance and operational execution. She served as Head of Digital Sales from September 2021 to June 2022, where she led national digital sales strategy and execution, and as Head of Eastern Expansion from January 2020 to August 2021, where she directed geographic expansion initiatives across multiple states. During her tenure at Farmers Insurance, which began in June 2005, Ms. Jackson also held senior product leadership roles across multiple territories, overseeing product development, pricing and state-level performance management. Ms. Jackson received a Bachelor of Arts degree in mathematics and economics from the University of California. Ms. Jackson has 20 years of experience in the insurance industry.
D. Tyson Sanders, 41
Senior Vice President, Individual Supplemental & Group Benefits
Mr. Sanders was appointed to his present position of Senior Vice President in October 2021. He previously served as Vice President, Supplemental, from August 2020 to October 2021, and as Vice President and Assistant General Counsel from July 2019 to August 2020. Prior to the Company acquiring NTA Enterprises, LLC, he served as General Counsel for National Teachers Associates Life Insurance Company from April 2014 to July 2019. Mr. Sanders holds an undergraduate degree from the University of Texas at Austin, a Master of Business Administration from the University of Texas at Dallas, and a Juris Doctor from SMU Dedman School of Law. Mr. Sanders has over 10 years of experience in the insurance industry.

20 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Jennifer L. McGinnis, 43
Vice President, Life & Retirement
Ms. McGinnis joined the Company in May 2025 as Vice President, Life & Retirement. Prior to joining the Company, Ms. McGinnis served as Chief Life Actuary at Farmers New World Life, part of Farmers Insurance, from April 2020 to April 2025. In that role, she had enterprise responsibility for life insurance actuarial functions, including valuation, pricing oversight, financial reporting, modeling and regulatory support. From June 2006 to April 2020, Ms. McGinnis held actuarial roles of increasing responsibility at Swiss Re, where she led teams supporting life insurance portfolio optimization. Ms. McGinnis holds a Bachelor of Science degree from Ferris State University and a master’s degree from the University of Iowa. Ms. McGinnis has over 15 years of experience in the insurance industry.
Maureen A. Temchuk, 36
Vice President, Controller and Chief Accounting Officer
Ms. Temchuk joined the Company in May 2025 as Vice President, Controller and Chief Accounting Officer. Prior to joining the Company, she was a Managing Director with KPMG LLP, an accounting firm, a position she held since 2024. In that capacity, she served financial services and insurance industry clients, leading audit strategy and execution and advising on complex accounting, financial reporting and regulatory matters. During her tenure at KPMG LLP, she also served as the engagement lead for the audit team supporting the Company. She served as a Director at KPMG AG in Zurich, Switzerland from 2022 to 2024 and as a Senior Manager from 2020 to 2022, during which time she was the engagement lead for the on-boarding and group audit for one of the largest global reinsurance companies. She earned a Bachelor of Business Administration in accounting with a minor in economics from Saint Mary’s College, Notre Dame. Ms. Temchuk has 15 years of experience serving companies within the insurance and financial services industry.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 21

Proposal No. 2 - Advisory Resolution to Approve Named Executive Officers’ Compensation
The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2025, as well as our Former Executive Vice President and Chief Operating Officer (collectively the Named Executive Officers or NEOs) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under Compensation Discussion and Analysis.
The Board recommends that Shareholders read the Compensation Discussion and Analysis (CD&A) included in this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.
In accordance with Section 14(a) of the Securities Exchange Act and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2026 Annual Meeting:
RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the NEOs’ compensation program.
The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, it is expected the next advisory vote will occur at the Company’s 2027 Annual Meeting of Shareholders.
The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

22 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Compensation Discussion and Analysis
In this section, we describe the material components of our executive compensation program for our Named Executive Officers (NEO), whose compensation is displayed in the 2025 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee of our Board (Committee) arrives at specific compensation policies and decisions.
Our 2025 NEOs are our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated Executive Officers employed at the end of 2025, as well as our Former Executive Vice President and Chief Operating Officer:
•Marita Zuraitis, President and CEO;
•Ryan E. Greenier, Executive Vice President and CFO;
•Bret A. Conklin, Former Executive Vice President, Finance Transformation(1);
•Donald M. Carley, Executive Vice President, General Counsel and Chief Administrative Officer;
•Mark R. Desrochers, Senior Vice President, Chief Actuarial & Strategy Officer(2); and
•Stephen J. McAnena, Former Executive Vice President and Chief Operating Officer(3)
(1) Mr. Conklin retired effective January 2, 2026.
(2) Mr. Desrochers has elected to participate in the Early Retirement Offering (ERO), with an effective retirement date of December 31, 2026. Details regarding the ERO program are disclosed under the Additional Pay Practices section of the CD&A.
(3) As disclosed in the Report on Form 8-K filed on August 10, 2025, Mr. McAnena stepped down from his officer position with Horace Mann and left the company effective March 1, 2026.
Executive Summary
This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.
Our Business
Our vision is to be the company of choice to provide insurance and financial solutions for educators and others who serve their communities. For more than 80 years, Horace Mann has served the education community with a deep understanding of educators’ unique financial and insurance needs, building a trusted brand, specialized products, and a differentiated distribution model with direct access in schools and districts nationwide. Our strategy is grounded in deep market expertise, scalable capabilities, and a differentiated product, distribution, and infrastructure (PDI) model, positioning Horace Mann to deliver sustained, profitable growth. Our omni-channel distribution approach and continued investment in technology infrastructure support broad market reach, operational efficiency, and long-term value creation.
2025 Business Highlights
Horace Mann reported net income of $162.1 million in 2025, or $3.90 per share, reflecting sustained profitability across the enterprise. Results benefited from strong underlying business performance, continued sales momentum, and meaningfully lower catastrophe losses compared to the prior year. Total revenues increased 7% for the year, with net premiums and contract charges earned rising 7.2%, driven by premium growth and solid demand across product offerings. Total net investment income of $464.3 million increased 4.2% over the prior year, reflecting strong core fixed income yields, strong limited partnership returns and improved commercial mortgage loan results.
The Company generated the highest core earnings* in its history of $195.8 million, or $4.71 per share, and achieved a core return on equity of 12.4%, representing an improvement of three points year over year. Key contributors included sustained profitability in Property & Casualty following multi-year profit restoration efforts, stable and consistent earnings contributions from the Life & Retirement segment, and continued expansion of the Supplemental & Group Benefits segment, which delivered strong sales growth and further diversified earnings.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 23

Key Accomplishments:
•Highest revenue in company’s history
•Grew core earnings 39%
•Delivered total shareholder return in 2025 of 21.3% and 34.5% over the last three years
•Increased our dividend for the 17th year in a row
•Tangible book value growth of 9.2%
•Repurchased $21M in shares in 2025 and $144M since 2011

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2025 Annual Report on Form 10-K for a more detailed description of these financial results.
To determine annual compensation incentive awards, we make adjustments to core earnings* for items that are non-recurring, highly volatile, or outside the control of management. On that basis, AIP adjusted core earnings would have decreased to $179.3 million, reflecting 2025 adjustments for:
•Property & Casualty catastrophe losses below plan; and
•a charitable donation to the Horace Mann Educators Foundation.
The Committee does not make adjustments for these items in long-term incentives, as management should be held accountable for these outcomes and has more ability to manage through one-time items over a longer period of time.
Reported book value per share rose 15.7% to $36.47, and tangible book value per share* increased 9.2% year over year. Total Shareholder Return (TSR) over the two- and three-year periods improved significantly, reflecting the cumulative impact of restored Property & Casualty profitability, earnings diversification, and sustained capital deployment discipline.
Driving long-term shareholder value creation remains a priority for the Company. In 2025, the Board approved a shareholder dividend increase for the 17th consecutive year. The Company returned $57.1 million to shareholders in 2025 through dividends. During the year, the Company repurchased nearly 500,000 shares at a total cost of $21 million, and in May 2025, the Board authorized an additional $50 million share repurchase program. Since 2011, repurchases have totaled $144 million. There is $56 million remaining on the buyback authorization as of year-end 2025.
(1) Net income per share was $1.09 in 2023, $2.48 in 2024, and $3.90 in 2025
(1) Excludes net unrealized gains (losses) on fixed maturity securities, net reserve remeasurements attributable to discount rates, goodwill and other intangible assets.
(2) Reported book value per share was $28.78 in 2023, $31.51 in 2024, and $36.47 in 2025.

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Pay-for-Performance Highlights

The Board of Directors and management place significant emphasis on pay-for-performance and are committed to aligning executive compensation with the interests of our shareholders. Our incentive compensation plays a central role in driving alignment and accountability. Our annual incentive structure rewards for strong performance and for 2025, is aligned with our key business highlights described in the prior section.
On average, our PBRSUs, the largest component of the CEO’s pay, have paid out at 92% of target over the last five years and the last three years have paid out below target.
A crucial element of our pay-for-performance alignment and philosophy is the Compensation Committee’s decision to emphasize equity-based compensation and to structure long-term incentives such that the largest component (60%) is delivered through performance-based restricted stock units (“PBRSUs”). These PBRSUs are primarily based on relative performance, reinforcing a strong focus on outperforming peers and delivering superior shareholder returns. Taken together, our long-term and annual incentive programs are designed holistically to reinforce our pay-for-performance philosophy.
Our pay-for-performance alignment is best demonstrated in the below chart, where we compare our CEO’s “Compensation Actually Paid” to that of our compensation peer group for the most recent five years disclosed by peers. Our CEO’s Compensation Actually Paid is between the 25th percentile and median1, which is closely aligned with our TSR over the five year period vs. peers. This alignment is reviewed regularly by the Committee.
1 For Comparison Purposes, this analysis focuses on the TSR of our Compensation Peer group. As discussed later, we utilize the Russell 2000 Insurance Index for PBRSU performance.

TSR Performance %ile
100%
80%
60%
40%
20%
0%
Comp. Actually Paid %ile
0%
20%
40%
60%
80%
100%
HMN

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 25

Executive Compensation Highlights
Elements of the executive compensation program are described in greater detail on the following pages.
•In response to decreased support for Say on Pay in 2024, the Company undertook an extensive shareholder engagement process regarding compensation and the shareholder feedback was used to implement programmatic plan design changes
•The Board of Directors did not increase CEO compensation in 2025
•Delivered strong 2025 performance with record core earnings of $195.8 million, or $4.71 per share, and core return on equity of 12.4%, reflecting sustained profitability across all segments, tangible book value growth of 9.2% and continued improvement in multi-year TSR, demonstrating clear alignment between executive pay and shareholder value creation
•2025 performance reflected meaningful progress toward our three-year financial goals introduced at Investor Day of a 10% compound annual growth rate in core earnings and 12-13% core return on equity, positioning the Company on track to achieve these commitments and reinforcing our long-term, performance-based incentive design
•Pay mix comprised of base salary, cash annual incentives under the Annual Incentive Plan (AIP), and equity-based long-term incentives under the Long-term Incentive Plan (LTIP)
•85% of the CEO’s target compensation is tied to performance-based vehicles, including service-vested shares which are inherently linked to our stock performance. 59% of all the other NEOs’ as a group is tied to performance and service incentives(1)
•Balanced performance measures designed with a focus on shareholder return, both absolute and relative and incenting operating growth while managing risk; return on equity remains a key long-term metric to align responsible stewardship of capital with shareholder value creation over time and beginning in 2026, absolute return on equity was removed from AIP to enhance differentiation between short- and long-term measures
•Performance incentives tied to multiple overlapping performance periods
•All incentives are capped
•Annual cash incentives tied to company performance measures
•Long-term incentives entirely equity-based and dividends are only paid if underlying shares actually vest:
◦60% Performance-based RSUs vest following a 3-year period, based on 100% relative measures (TSR and operating return on equity), which increased from 50% in 2024
◦20% Service-vested stock options with a 4-year vesting period, which reduced from 30% in 2024. We also prohibit repricing or exchanging underwater options absent shareholder approval
◦20% Service-vested RSUs with a 3-year vesting period
•Stock ownership guidelines for NEOs:
–Twelve-month post-exercise holding requirement for stock options
–Minimum 12-month vesting for all equity awards
•Clawback policy applicable to both cash and equity awards which complies with regulatory guidance
•Executive change in control plan excludes “tax gross-up” provision and includes a “double trigger” provision
•Prohibit hedging and pledging
•Limited perks and executive benefits
(1) Calculation excludes Mr. Conklin as he did not receive a 2025 equity grant due to his announced retirement, effective January 2, 2026.

26 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Pay Governance
Oversight
The Committee oversees our executive compensation program. The current members of the Committee are Mr. Konen, Ms. McClure and Mr. Reece. Mr. Konen serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.
The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants. CAP provides information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. In this way, CAP assists the Committee with ongoing education. Also, Committee members comply with Directors’ education requirements to help ensure each remains up to date on current issues relevant to the Company and its business.
The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request. CAP serves at the pleasure of the Committee and performs no services for management outside the purview of the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance, and other relevant factors. This information is used by CAP to formulate their recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2025 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee assessed CAP’s independence (along with that of its other direct and indirect consultants and advisors) in 2025 and concluded that CAP is independent and their work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary and on occasion requests outside counsel attend meetings.
Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives, and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.
The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management unless specifically invited by the Committee Chair in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation.
Say on Pay
At the 2025 Annual Meeting of Shareholders, 97.3% of Shareholders voted, on an advisory basis, to ratify the NEO compensation. This strong level of support reflects a return to our historical levels of shareholder approval and reinforces the Board’s belief that the actions taken in response to prior shareholder feedback have strengthened the alignment of our executive compensation programs with shareholder interests.
Following the 2024 Annual Meeting, where shareholder support for our Say-on-Pay proposal was below our expectations, the Board of Directors and the Compensation Committee undertook an extensive shareholder engagement process focused on executive compensation. During the fall of 2024, we contacted 21 of our largest shareholders, representing more than 80% of our outstanding shares and leading up to the 2025 proxy engaged with all shareholders who requested meetings. We held discussions with eight shareholders representing 53.5% of shares outstanding, offered independent director participation to our six largest shareholders, and the Compensation Committee Chair participated directly in meetings with shareholders representing 20.3% of shares outstanding. We also engaged with two leading proxy advisory firms to solicit feedback on our compensation practices.
Shareholders generally expressed support for the overall structure of our executive compensation programs, while providing valuable feedback regarding pay-for-performance alignment, incentive design, relative compensation levels, and equity mix. The Compensation Committee carefully considered this feedback and implemented a number of changes in 2025 to further strengthen alignment with performance and shareholder value creation.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 27

•Strengthened pay-for-performance alignment by increasing the weighting of performance-based equity awards, with a significant majority of CEO compensation now at risk and tied to relative performance,
•Did not increase the CEO’s compensation opportunity.
•Enhanced incentive transparency through expanded disclosure regarding goal-setting, metric selection, and performance outcomes in both the annual and long-term incentive plans.
•Improved alignment with shareholders by increasing the CEO’s stock ownership guideline and strengthening post-exercise holding requirements for equity awards.
•Refined the equity mix by reducing the use of stock options and increasing the emphasis on performance-based restricted stock units.
•For 2026, absolute ROE was removed from the annual incentive plan to reduce overlap with the ROE measure used in the PBRSU program, which is measured on a relative basis over a multi-year performance period.
Executive Compensation Program
Guiding Principles
The Committee has established a set of core principles that underlie our executive compensation program. These core principles provide guidance to the Committee and management in making decisions while administering the program or when considering changes. These core principles include strong alignment between pay and performance, incentive to drive shareholder value and market competitiveness.
Strong pay-for-performance alignment
We target compensation around the median of the competitive market, with executives earning more or less than median based on their experience, the performance of the Company and value delivered to Shareholders, and their individual performance. Our core executive compensation program includes base salary, an annual cash incentive plan (AIP), and long-term equity awards (LTIP). Both AIP and LTIP are administered under the Shareholder-approved 2010 Comprehensive Executive Compensation Plan, as amended and restated March 9, 2021. Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward business growth, profitability, and relative TSR, balanced with productivity, risk and capital management. Our incentive plans are highly performance-based and aligned with shareholders.
Incentive compensation drives long-term value creation and rewards strong performance
The AIP performance goals are based on premiums, adjusted operating income, and adjusted annual ROE, which drive long-term value and are metrics management can control. The LTIP performance goals are directly linked to relative multi-year TSR and return measures to focus executives on value creation, with both metrics based on performance versus peers to focus on outperforming our peers. Our historical incentive plan payouts are aligned with both company performance and value delivered to Shareholders, as displayed in the table below.

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Incentive Plan Payout History
200.0%
180.0%
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
—%
$50.00
$45.00
$40.00
$35.00
$30.00
$25.00
2021
2022
2023
2024
2025
175.8%
113.8%
$34.53
65.0%
108.3%
$34.50
71.6%
71.5%
$31.48
160.2%
70.2%
$39.23
172.5%
98.5%
$46.18
AIP
LTIP*
Stock Price

*Since not all NEOs are members of the Steering Committee, the LTIP payout percentages presented above do not reflect the application of the Sustainability, Inclusivity, and Governance modifier.
Significant portion of compensation is “at risk” based on the Company’s performance and aligns with Shareholders’ interests
For 2025, 85% of the CEO’s target total pay (base salary, target annual incentive, and target long-term incentive) and on average are 59% of target total pay for all other NEOs is at risk and is variable from year to year(1). For the majority of compensation, the level of payout is dependent on the Company’s performance. To encourage executive performance on a long-term basis and to align executive interests with Shareholders’, the Committee grants equity awards with multi-year performance periods and multi-year vesting. In 2025, Ms. Zuraitis received approximately 60% of her target compensation in equity. With respect to the other NEOs, excluding Mr. Conklin, approximately 30% to 40% of their compensation was equity-based.
(1) Calculation excludes Mr. Conklin as he did not receive a 2025 equity grant due to his announced retirement, effective January 2, 2026.
Compensation levels are market competitive
The Committee sets total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the ability to decrease or increase compensation if warranted by performance and experience. To determine competitive pay levels, we use an established peer group of similarly-sized insurance companies. The Committee worked with CAP to select our peer insurance companies for 2025 (noted below), based upon assets under management and revenue. We supplement this information with survey market data from published sources including Equilar, Willis Towers Watson and LOMA. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges. Annually, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on the peer group and survey data obtained.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 29

Benchmarking to similar companies for Horace Mann is a challenge as we are the only multiline insurance company within our size range. Being a multiline insurance company that offers both Property & Casualty and Life & Health coverage along with retirement products creates a level of complexity for our senior executives that does not exist at most of our peers. The Committee considers this level of complexity where relevant to the position, when setting pay.
The Committee does not seek to benchmark or set executive compensation at any specific level relative to the peer group. The Committee uses the median as a reference point, but then considers individual performance and the overall competitive landscape for the role. The Committee also considers the experience and tenure of an executive when setting pay, therefore, if an executive is continuing to perform and has a long track record of success, they will typically be positioned higher relative to market as compared to an executive who is performing well, but has a less robust track record. This approach has led to a bigger absolute difference in pay for our CEO who has a longer track record of success and a newer management team beyond the CEO. The Committee also considers this as it sets pay. They also take a measured approach to bringing executives up to the market level over time.
For 2025, CAP’s analysis indicated that Ms. Zuraitis’ total direct compensation remained positioned around median. The Committee considered an increase, given her tenure, performance and the scope and complexity of her role running a multi-line insurance company. Despite her strong performance and value to the company, given the feedback from shareholders, the Committee did not increase Ms. Zuraitis’ pay in 2025. The Committee will continue to evaluate Ms. Zuraitis’ competitive positioning each year as well as her performance.
Based on the data received and CAP’s analysis, the Committee deliberates in executive session to determine its recommendation for approval by the Board. The other NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

2025 Peer Group
Ambac Financial Group, Inc.	Kemper Corporation	Selective Insurance Group, Inc.
American Equity Investment Life Holding Co	Primerica, Inc.	The Hanover Insurance Group
CNO Financial Group, Inc.	ProAssurance Corporation	United Fire Group, Inc.
Employers Holdings, Inc.	RLI Corporation	White Mountains Insurance Group
For 2025, Argo Group and National Western Life Group were removed from the peer group following their acquisitions by Brookfield Reinsurance (effective November 2023) and Prosperity Life Group (effective July 2024), respectively.
Due to M&A activity in recent years, several former peers are no longer publicly traded, reducing the peer group to 12 companies. As a result, for the 2026 peer group, the Compensation Committee removed American Equity Investment Life Holding Company, ProAssurance Corporation, and Ambac Financial Group, Inc. The Committee added Globe Life Inc., Kinsale Capital Group, Inc., Universal Insurance Holdings, Inc., Root, Inc., Safety Insurance Group, Inc., and Palomar Holdings, Inc. to maintain a robust and relevant peer group.

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Compensation Mix
Our NEOs’ annual compensation consists of base salary and annual and long-term incentives. The targeted compensation mix of total direct compensation for the NEOs for 2025 is illustrated below. The mix of 2025 actual compensation varied as a result of actual incentives earned.
(1) Mr. Conklin did not receive a 2025 equity award due to his announced retirement.
Base Salary
Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median for executives of similar companies in comparable positions. However, in recruiting new executives, we vary from these guidelines, when necessary, to attract desired talent. Additionally, an existing executive’s compensation may deviate from median due to experience, performance, responsibilities, compensation history, internal equity, or retention risk.
Salaries for the NEOs and other executive officers are typically reviewed annually in connection with the review of financial results for the prior fiscal year and the annual performance review discussed under Annual Performance and Pay Review below. In 2025, all of the NEOs, with the exception of Ms. Zuraitis and Mr. Conklin, received base salary increases to move overall compensation closer to the market median. Mr. Greenier’s increase was driven by his continued transition into the Chief Financial Officer role while also recognizing that he assumed additional responsibilities. Mr. Carley’s increase was based on performance and also reflected an adjustment in connection with his promotion to Chief Administrative Officer. Base salary adjustments for 2025 are shown in the chart below.

Named Individual	2024 Annualized Salary ($)	2025 Annualized Salary ($)	Percent Increase
Marita Zuraitis	1,040,000	1,040,000	—%
Ryan E. Greenier	350,000	475,000	35.7%
Bret A. Conklin	545,000	545,000	—%
Donald M. Carley	435,000	475,000	9.2%
Mark R. Desrochers	390,000	435,000	11.5%
Stephen J. McAnena	525,000	575,000	9.5%

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 31

Annual Incentive Plan
Our AIP is a cash incentive plan, administered under the Comprehensive Executive Compensation Plan (CECP), and designed to drive and reward strong performance over a one-year period. Annually, the Committee establishes the performance objectives, threshold, target and maximum performance levels, and the related threshold, target and maximum AIP opportunities for each NEO, expressed as a percentage of base salary. In addition to the NEOs, most of our employees are eligible to participate in the annual incentive plan. Target incentive opportunity levels for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target.
For 2025, there were three performance measures, with 50% of the award based on company-wide adjusted core earnings and the remaining 50% divided equally among AIP adjusted return on equity (25%) and insurance premiums and contract charges earned (25%), as defined below and shown in the chart. This provides a balance between shareholder return and growth, while complementing the longer-term LTIP metrics, which focus on long-term shareholder value creation.
2025 Annual Incentive Plan Performance Measures
AIP Adjusted Core Earnings - Core earnings (GAAP net income after tax, excluding net investment gains and losses) adjusted for Property and Casualty catastrophe costs different than the annual Plan, annuity market risk benefit adjustment different than Plan, the impact on investment income of share repurchases different than Plan, debt structure/costs including debt retirement different than Plan and impact of changes to the statutory tax rate different than Plan.
AIP Adjusted Return on Equity - Company’s annual return (AIP adjusted core earnings) divided by the value of its total Shareholders’ equity (excluding the fair value adjustment for investments).
Insurance Premiums & Contract Charges Earned - The amount of ratably earned insurance premiums and contract charges from Horace Mann products.

Most employees, in addition to the NEOs, are eligible to participate in the annual incentive program with measures based on corporate objectives to promote alignment. The targets were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2025 (2025 Plan). The 2025 Plan was the basis of our 2025 earnings guidance, which was publicly disclosed in February 2025 in connection with the announcement of results for the year ended December 31, 2024. The Committee believes that tying the AIP to overall company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. The measures and targets are discussed with the CEO, other NEOs, CAP and other members of management and the Board before they are set.
The Committee takes goal setting seriously and sets goals with a significant degree of difficulty. In setting goals, the Committee considers prior year results, industry trends and broader macroeconomic factors. We believe philosophically that goals should have a significant stretch while also still being achievable in order to retain and incentivize executives appropriately. Our business, in particular the Property & Casualty side, is subject to “down cycles” which are experienced by all P&C underwriters. This can lead to years where despite exceptional execution, financial results are expected to be below the prior year. While it does not happen often and did not for 2025, the Committee will occasionally determine that a goal below the prior year actual performance is appropriate given the degree of difficulty needed to achieve it.

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Each February, the Committee certifies performance and determines AIP payouts for the prior year. Based on the 2025 results of 172.5% of target for Ms. Zuraitis and the other NEOs, the 2025 AIP payouts (paid in March 2026) are detailed below.
Our 2025 Annual Incentive Plan payout is reflective of the highest revenue in our history, 38% growth in adjusted core earnings and 11% ROE, which is 170bp improvement over 2024.
Charitable giving is an important component of the Company’s culture and commitment to sharing in its success. In recognition of the Company’s 2025 performance, the Company made a $5 million contribution to the Horace Mann Educators Foundation. Consistent with the Committee’s approach to evaluating operating performance, this contribution was excluded from the calculation of the 2025 AIP.

2025 AIP Measures	Threshold	Target	Maximum	Actual	Results	Weighting	Payout
AIP Adjusted Core Earnings ($M)	154	170	179	179	200.0%	50%	100.0%
AIP Adjusted Return on Equity (%)	9.7	10.7	11.2	11.3	200.0%	25%	50.0%
Insurance Premiums and Contract Charges Earned ($M)	1,214	1,232	1,257	1,228	90.0%	25%	22.5%
Total						100%	172.5%

Named Individual	2025 Target AIP Opportunity	2025 Actual AIP Payout ($)	2025 Actual AIP Payout as a % of Base Salary
Marita Zuraitis	175%	3,139,500	301.9%
Ryan E. Greenier	60%	398,232	83.8%
Bret A. Conklin	70%	658,088	120.8%
Donald M. Carley	60%	440,279	92.7%
Mark R. Desrochers	50%	356,141	81.9%
Stephen J. McAnena	70%	793,334	138.0%
The Committee sets goals that have a significant degree of stretch, though are viewed as achievable. Achieving target is challenging and the Annual Incentive payouts over the years have varied, further highlighting the rigor with which the Committee sets goals.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 33

Long-term Incentive Plan
The intent of our LTIP is to focus executives on shareholder value and key strategic objectives, while promoting retention.
2025 LTIP Aggregate Target Opportunity
In setting the dollar values of the 2025 opportunities under the LTIP for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation within competitive range of the market median with flexibility to recognize individual performance and tenure. The 2025 target grant values for the NEOs were as follows:

Named Individual	2025 LTIP Target ($)
Marita Zuraitis	4,160,000
Ryan E. Greenier	375,000
Bret A. Conklin(1)	0
Donald M. Carley	400,000
Mark R. Desrochers	275,000
Stephen J. McAnena	650,000
(1) Mr. Conklin did not receive a 2025 equity award due to his announced retirement.
2025 LTIP Award Vehicles
For 2025, the LTIP is comprised of three vehicles, as illustrated in the chart: (1) performance-based RSUs; (2) service-vested RSUs; and (3) service-vested stock options.
Performance-based RSUs - Earned over a three-year period, based upon Relative Measures that are equally weighted. For each Relative Measure, the threshold is the 25th percentile, target is the 50th percentile, and maximum is the 90th percentile of the peer group. The Company believes utilizing all Relative Measures holds management accountable for the Company’s performance versus peers on TSR and ROE, which benefits our Shareholders. In addition to the ROE and TSR component, the PBRSUs can be modified up or down by 10% based upon performance vs our Corporate Social Responsibility scorecard, which is detailed further below. If any shares are earned at the end of the three-year performance period, the executive fully vests in the award.
Service-vested RSUs - Vest in three annual installments.
Stock options - Granted at fair market value with a 10- year life, options vest in four annual installments.

20%
20%
60%
Performance-based RSUs
Service-vested RSUs
Stock options

34 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Performance-based RSUs (PBRSUs)
The Committee believes that PBRSUs provide an effective vehicle for rewarding executives based on a three-year performance period. Each year, a new three-year period starts, partially overlapping the periods that started the prior two years. PBRSUs were granted on March 5, 2025 for the 2025-2027 performance period and comprise 60% of the 2025 LTIP opportunity. These RSUs will be earned and vested on January 1, 2028, if at all, based on the level of achievement. From the date of grant, PBRSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders, but the dividend equivalents are only paid on the corresponding shares that are earned. If no shares are earned, the dividend equivalents are forfeited. Earned dividend equivalents are converted into additional RSUs.
As discussed in more detail under “Corporate Social Responsibility” in the Summary, Horace Mann strives to be a good corporate citizen and to have a positive impact on our stakeholders. Horace Mann demonstrates its focus on operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays and the grants it gives in times of need.
For 2025, the Company continued to include a modifier (+/- 10%) into the PBRSUs to hold designated key executives accountable for achieving our initiatives utilizing a scorecard approach. The scorecard consists of key metrics for each component of our Corporate Social Responsibility program:
•Sustainability (25%) - focused on reducing its carbon footprint, as well as monitoring and managing climate risks that affect our stakeholders
•Social Considerations (50%) - focused on the strategy and progress related to inclusion and enhancing employee engagement to make a positive social impact on America’s educational community, our employees, and the communities in which we live and work
•Governance (25%) - focused on board composition, succession planning, and risk management policies and procedures to ensure a financially strong company that operates ethically
To ensure the company is progressing on these efforts, the Compensation Committee and Board receive regular updates related to the scorecard metrics. Beginning in 2026, we have removed the modifier from the program.
Service-Vested RSUs
The Committee believes that service-vested RSUs assist in the retention of key executive talent. Service-vested RSUs were granted on March 5, 2025 and comprise 20% of the 2025 LTIP opportunity. Service-vested RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year from the grant date and are subject to continued employment through the vesting date. From the date of the grant, the RSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional RSUs and vest when the underlying RSUs vest.
Stock Options
The Committee believes that non-qualified stock options (NQSOs) provide strong alignment with shareholder interests, as participants do not realize any value unless our stock price appreciates. They also promote retention. Stock options granted under the LTIP have an exercise price equal to the closing price of our Common Stock on the date of grant, vest in four annual installments subject to continued employment on each vesting date and have a ten-year term. Stock options were granted to the CEO and Executive Vice Presidents on March 5, 2025 and comprise 20% of the 2025 LTIP opportunity. The number of options granted was determined using the Black-Scholes valuation method. For additional information regarding assumptions used for these valuations, see the Company’s 2025 Annual Report “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Upon exercise, Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.
Timing of Equity Grants
The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The grant date is the date the applicable resolution is approved or a future date as otherwise specified in the resolution. Moreover, the Committee does not approve the grant of stock options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock, such as a significant positive or negative

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 35

earnings announcement and may not be timed with the public release of such information based on stock option grant dates. It is our policy to not grant stock options or similar awards during periods in which there is material nonpublic information about the Company, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of the Company’s common stock on the date of grant.
2025-2027 Performance-based RSUs
The Performance-based RSUs granted in 2025 have two equally weighted performance measures:
Relative TSR - TSR for the three-year period (from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/25) to the average price five trading days before and five trading days after the end of the measurement period (12/31/27) measured against a peer group of companies.
Relative 3-Year Core Return on Equity - Average annual core earnings return (net income excluding net investment gains and losses) on average equity (excluding the fair value adjustment for investments) for the three-year period measured against a peer group of companies.
Prior Years PBRSU Grants
2024-2026 PBRSUs
The PBRSUs granted in 2024 will not mature until January 1, 2027. Since the applicable three-year performance period has not yet ended, actual performance against targets is not yet known. Additional information on these targets and actual performance will be provided at the end of the performance period.
2023-2025 PBRSUs
The performance-based RSUs granted in 2023 matured and vested as of January 1, 2026. The performance measures, targets and payout levels for the PBRSUs granted in 2023 are detailed below. As we mentioned earlier, we ended our year very strong, with record earnings and ROE in excess of 11%; however because our plans are measured over 3 years and relative to peers, this strong performance was not sufficient to drive a target or better payout.

2023-2025 Performance Measures	Threshold (2)	Target (2)	Maximum (2)	Weighting	Result
Relative (1) Measures
TSR (3)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	50%	44.8%
Core ROE (4)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	50%	53.7%

			Total		98.5%
(1) Peer group comprised of Russell 2000® Index insurance companies excluding brokerage, reinsurance, financial guarantee and health companies.
(2) Threshold award (25th percentile) is 50% of target LTIP opportunity; Target award (50th percentile) is 100%; Maximum (90th percentile) is 200% of target. Awards for results between Threshold-Target and Target-Maximum are interpolated.
(3) TSR for the three-year period. Measured from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/23) to the average price five trading days before and five trading days after the end of the measurement period (12/31/25). Source: S&P Market Intelligence
(4) Average annual Core Earnings return (net income excluding net investment gains and losses) for the three-year performance period. Source: S&P Market Intelligence

36 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

As previously discussed, in addition to the ROE and TSR component, the 2023-2025 PBRSUs can be modified up or down by 10% based upon performance compared to our sustainability, inclusivity and governance scorecard for a select group of executives including Ms. Zuraitis, Mr. Greenier, Mr. Conklin and Mr. Carley. This resulted in a +7.0% modification to the PBRSU result and a final payout of 105.5% based on progress toward multiple goals including: environmental impact; clear actions taken to strengthen succession planning; proper risk management procedures and policies; achieving/maintaining pay equity and improvement in overall employee engagement score. As noted earlier, this modifier has been removed for 2026. Specific accomplishments include:
•Met our emissions reduction target of reducing Scope 1 & 2 emissions by 50% in advance of our 2030 deadline, with 2025 emissions 65% below our base year of 2019
•Finalized approach to emissions estimation and calculation for Scope 3 emissions associated with investments
•Recognized as an outstanding leader in Sustainability by the city of Springfield, Illinois
•Integrated climate risk considerations into our underwriting and investment decisions to proactively address environmental challenges
•Submitted our inaugural CDP (formerly the Carbon Disclosure Project) climate change questionnaire, used by investors to assess environmental risks and opportunities of investments
•Became a signatory to the United Nations Global Compact
•Created initiatives to address specific topics related to Building Community and Connection
•Enhanced benefits to support family and inclusion (e.g. adoption assistance)
•Enhanced disclosure of employee data on external webpage, including demographics, total turnover rate and results of annual employee engagement survey
•Enhanced risk management including anti-money laundering, anti-bribery and anti-corruption policies
•Completed an external data loss prevention assessment to inform data security and privacy maturity roadmap

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 37

Additional Pay Practices
Stock Ownership & Holding Guidelines
Our Executive Officers are required to accumulate and maintain beneficial stock ownership – calculated as a percentage of base salary – as displayed in the table below:

Position	2025 Stock Ownership Target %
CEO	600%
Executive Vice President	350%
Senior Vice President	200%
We use market value to measure the value of the shares we require our Executive Officers to hold based on a 12-month average stock price, which reduces volatility. For this purpose, we multiply the market value by the individual Executive Officer’s stock holding requirement and their base salary to establish their stock holding ownership.
The Executive Officers must satisfy stock ownership guidelines within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse, child, or trust. The following types of beneficial ownership are considered in determining stock ownership: direct ownership, existing shares held through the Horace Mann 401(k) Plan Company Stock investment option (closed to new investments as of April 1, 2020), and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership. Once an Executive Officer has satisfied their holding requirement, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not result in non-compliance on a subsequent determination date.
Executive Officers are required to hold shares acquired on exercise of stock options, net of related taxes and the costs of the exercise, for a minimum of 12 months after the date of exercise. As part of its overall review of the executive compensation program, the Committee reviewed the stock ownership guidelines for the Executive Officers and determined that the guidelines remained appropriate and would be continued. In connection with this review, the Committee increased the Chief Executive Officer’s ownership guideline to 600% of base salary in 2025, while maintaining the existing guidelines for the other Executive Officers.

38 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

As indicated in the following chart, all NEOs have met or exceeded their stock ownership guidelines. Mr. Greenier was appointed CFO in 2024 and is on target to meet the requirement by the deadline. Mr. McAnena stepped down as an executive officer effective August 10, 2025 and left the company effective March 1, 2026. As a result, he is not included in the Stock Ownership of Executive Officers table.

Named Individual	2025 Stock Ownership Target %	Stock Ownership Actual %	Stock Ownership(1)	Market Value(2) ($)
Marita Zuraitis	600%	2,128%	515,483	22,129,706
Ryan E. Greenier(3)	350%	252%	27,903	1,197,881
Bret A. Conklin	350%	647%	82,124	3,525,583
Donald M. Carley	350%	398%	44,048	1,890,994
Mark R. Desrochers	200%	390%	39,509	1,696,137
HMN Stock Price @ 12/31/2025 =	$46.18
HMN Yearly Average Stock Price @ 12/31/2025 =	$42.93
(1) Represents share ownership as of 12/31/2025.
(2) Represents 12-month average market value.
(3) Mr. Greenier was appointed CFO in October 2024.
Minimum Vesting Period
In 2017, through an amendment approved by the Board, the Company updated the CECP to reflect a minimum vesting period of one year for all equity grants. No portion of any equity grant, including Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, will become vested before the first anniversary of the grant date except in the cases of death or disability.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 39

Annual Performance and Pay Review
To further reinforce a performance-based culture and the tie between company results and compensation, the Committee reviews each Executive Officer’s performance annually, coinciding with the review of corporate performance results. Each Executive Officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity at this review. The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain and reward high performing executive talent.
Risk Assessment
Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel review, an annual risk analysis of the compensation plans and incentive metrics. Our executive compensation program requires that a substantial portion of each Executive Officer’s compensation be contingent on delivering performance results. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe. The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.
Succession Planning Process
The Board believes that human capital management and succession planning are paramount to the Company’s success and central to our long-term strategy. To mitigate enterprise risk and leadership gaps, the Compensation Committee oversees and monitors the Company’s succession planning process on at least an annual basis and has primary responsibility for CEO succession planning. The Committee frequently discusses succession and talent issues at its meetings focusing on key positions at the senior officer levels. In support of our commitment to talent development, throughout the year, high-potential leaders are given exposure and visibility to Board members through formal presentations and at informal events. This engagement gives the Board insight into the Company’s talent pool and our leaders’ succession plans. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including recruiting and development programs. This process helps ensure that the correct skill sets, backgrounds, training and industry knowledge are in place to assume critical positions in the event of an emergency and for the long term. The Company’s succession plan is also reviewed by the full Board annually.
Minimal Use of Employment Agreements
Standard practice for the Company is to not enter into any individual employment agreements with any Executive Officer. We intend to continue to minimize their use, while recognizing that in isolated situations an agreement may be needed for succession planning, attraction and retention of key executive talent. We do on a targeted basis, when executing against our succession plan, tailor vesting of equity awards to align with succession. For Ms. Zuraitis, consistent with select prior NEOs, the Company will fully vest her outstanding equity awards at the time of her separation or retirement if she remains employed through December 31, 2027. Performance awards will remain subject to achievement of the specified performance goals and vest consistent with the terms of the outstanding agreements. This agreement does not guarantee any level of compensation or payout, it merely allows Ms. Zuraitis to fully vest instead of pro-rata vest in the awards, which she was entitled to under our retirement provisions.
Executive Severance and Change in Control Plans
To maintain market competitiveness and allow for the successful recruitment of key executives, the Company maintains the Horace Mann Service Corporation Executive Severance Plan (Executive Severance Plan)1 and the Horace Mann Service Corporation Executive Change in Control Plan (CIC Plan). The Executive Severance Plan provides benefits due to loss of position with or without a change in control. The CIC Plan is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to ensure a more stable transition if a corporate transaction were to occur. The CIC Plan provides for benefits only in the event of the loss of position following a change in control (double trigger), as defined in the CIC Plan. Participants in the CIC Plan are designated by position. This plan does not have tax gross-up provisions. The CIC Plan does not permit duplicate benefits under the Executive Severance Plan.

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The multiple is based on the sum of salary plus target annual incentive, payable in the form of salary continuation (for the Executive Severance Plan) and payable in a lump sum (for the CIC Plan) based on the following table:

	Multiple
Named Individual	Executive Severance	Change In Control
Marita Zuraitis	2.0	2.5
Ryan E. Greenier	1.5	2.0
Bret A. Conklin	1.5	2.0
Donald M. Carley	1.5	2.0
Mark R. Desrochers	1.0	N/A
Stephen J. McAnena	1.5	2.0
(1) Mr. McAnena stepped down from his executive officer position during 2025 and left the company effective March 1, 2026, as previously disclosed in the Company’s Current Report on Form 8-K. His separation is subject to the terms of the Executive Severance Plan.
Early Retirement Offering
In December 2025, the Company announced a voluntary Early Retirement Offering as part of disciplined workforce planning efforts aligned with our long-term business strategy. Eligibility for the program was based on age and years of service. The program was voluntary and designed to provide eligible employees with enhanced benefits as they consider retirement or other life transitions. Eligible participants receive enhanced severance benefits equal to two times their respective Severance Pay Plan entitlement (capped at 18 months), remain eligible for 2026 bonus payments based on eligible earnings during active employment, and are provided a one-time $6,500 transition payment to support post-employment needs; equity awards are treated in accordance with standard plan provisions.
Retirement Plans
The NEOs participate in our Horace Mann 401(k) Plan and a nonqualified supplemental defined contribution plan (described below) designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of certain limitations imposed by the Internal Revenue Code (IRC). Each of these two plans includes a company contribution. The amounts contributed for each NEO are included in the Summary Compensation Table. These types of plans are customarily offered within our industry. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999 and all of our NEOs were hired after that date.
Deferred Compensation
Prior to 2009, the LTIP permitted certain elective deferrals. Pre-2009 account balances are maintained in notional deferred Common Stock equivalent units, which accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional deferred Common Stock equivalent units. Mr. Conklin is the only NEO with an account balance under this arrangement.
Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The Company sponsors an unfunded nonqualified supplemental defined contribution plan, the Nonqualified Supplemental Defined Contribution Plan (NQDCP), which covers only the base salary compensation in excess of the IRC Section 401(a)(17) limit, which in 2025 was $350,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the IRC Section 401(a)(17) limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the stable value fund available as an investment option under the qualified plan sponsored by the Company for all employees.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 41

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of long-term incentive cash compensation prior to 2009 when cash was a component of the LTIP. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Conklin were hired after 2009 and do not have an account in the plan.
Clawbacks
The Committee believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. The Board of Directors revised Horace Mann’s Clawback Policy (the “Policy”) pursuant to the Securities Exchange Act Rule 10D-1 and section 303A.14 of the New York Stock Exchange Listed Company Manual and effective as of October 2, 2023. The Policy provides for the recoupment of incentive-based compensation from our Covered Executives in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Policy is available as an exhibit to our 2023 Annual Report. In addition, under the CECP, the Company is entitled to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. If other changes are made in future applicable legislative or regulatory guidance, the Company will modify the current clawback provisions to comply.
Hedging, Pledging Prohibitions
The Board, NEOs and other Executive Officers are prohibited from engaging in hedging transactions or from pledging their shares of our Common Stock. Any employee granted shares by the Company is prohibited from engaging in hedging transactions. No other employees are subject to hedging or pledging prohibitions.
Perquisites and Personal Benefits
The only perquisites we provide are financial planning services, which are commonly provided among our peer companies. On occasion, we provide our CEO with the use of a charter jet service for efficiency and safety purposes. In addition, during the year, Ms. Zuraitis received a company-provided home security system for protection and safety purposes. Please see the Summary Compensation Table for further details. Our NEOs do not receive other personal benefits.
Tax Implications
Favorable tax treatment of the various elements of the Company’s total compensation program is an important, but not the sole consideration in the design of the compensation program. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to $1 million annually for any individual identified as a Covered Employee (CEO, CFO and the three other most highly compensated Executive Officers) for the year and any other individual who was a Covered Employee in a previous year (but not earlier than 2017). The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses under the limits imposed by Section 162(m).

42 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation of the Company’s CEO, CFO and the three other most highly compensated executive officers during 2025, 2024, and 2023 as well as our Former Executive Vice President and Chief Operating Officer.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Marita Zuraitis President & Chief Executive Officer	2025	1,040,000	—	3,328,000	832,000	3,139,500	113,612	8,453,113
	2024	1,040,000	—	2,912,000	1,248,000	2,916,186	81,800	8,197,986
	2023	1,033,333	—	2,693,600	1,154,400	1,109,490	144,707	6,135,530
Ryan E. Greenier Executive Vice President & Chief Financial Officer	2025	410,417	—	300,000	75,000	398,232	50,098	1,233,747
	2024	345,833	—	275,000	—	277,064	27,204	925,101
	2023	325,000	—	225,000	—	93,054	25,282	668,336
Bret A. Conklin Former Executive Vice President, Finance Transformation	2025	545,000	192,500	—	—	658,088	37,063	1,432,651
	2024	541,667	—	420,000	180,000	607,539	34,048	1,783,254
	2023	525,000	—	420,000	180,000	263,057	36,408	1,424,465
Donald M. Carley Executive Vice President, General Counsel and Chief Administrative Officer	2025	453,750	—	320,000	80,000	440,279	48,710	1,342,739
	2024	432,500	—	262,500	112,500	346,497	52,465	1,206,462
	2023	418,333	—	262,500	112,500	149,722	51,604	994,659
Mark R. Desrochers Senior Vice President, Chief Actuarial & Strategy Officer (7)	2025	412,917	—	275,000	—	356,141	22,414	1,066,471
	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—
Stephen J. McAnena Former Executive Vice President & Chief Operating Officer	2025	566,667	—	520,000	130,000	793,334	51,095	2,061,095
	2024	520,833	—	385,000	165,000	542,445	54,767	1,668,045
	2023	324,039	250,000	350,000	150,000	139,168	25,627	1,238,834
(1) Represents each NEO’s actual base salary earnings as of December 31, 2025, 2024 and 2023, respectively.
(2) Represents a sign-on bonus for Mr. McAnena in 2023 and cash bonus in lieu of a 2025 equity grant for Mr. Conklin.
(3) Represents the grant date fair value of service-based and performance-based RSUs granted in 2025, 2024, and 2023. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results.
(4) Represents the grant fair value of $10.12 per share for stock options granted on March 5, 2025, the grant date fair value of $8.12 per share for stock options granted on March 6, 2024, and the grant date fair value of $8.59 per share for stock options granted on March 8, 2023. The grant date fair value for Mr. McAnena is $7.67 per share for stock options granted on May 23, 2023.
(5) Represents the cash payout for the AIP earned in each year.
(6) Components of All Other Compensation are set forth on the following page.
(7) Mr. Desrochers was not a Named Executive Officer or executive officer at year-end 2023 or 2024; accordingly, his compensation for those years is not disclosed.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 43

Detail of All Other Compensation
The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs in 2025.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation	Company Contributions to Defined Contribution Plans ($)	Total ($)
Marita Zuraitis President and Chief Executive Officer	51,362	0	62,250	113,612
Ryan E. Greenier Executive Vice President and Chief Financial Officer	18,962	0	31,136	50,098
Bret A. Conklin Former Executive Vice President, Finance Transformation	0	0	37,063	37,063
Donald M. Carley Executive Vice President General Counsel and Chief Administrative Officer	20,910	0	27,800	48,710
Mark R. Desrochers Senior Vice President, Chief Actuarial & Strategy Officer	0	0	22,414	22,414
Stephen J. McAnena Former Executive Vice President & Chief Operating Officer	20,910	0	30,185	51,095
(1) Includes the use of a financial planning service to help minimize distractions and help ensure appropriate focus on their Company responsibilities and home security system for the CEO ($30,452).
Pay Versus Performance
The following table sets forth information regarding the relationship between compensation of the Company’s Principal Executive Officer (PEO) and its non-PEO named executive officers, the total shareholder return of the Company and its peer group, and the Company’s AIP adjusted core earnings during 2025, 2024, 2023, 2022 and 2021.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1) (3)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income/(Loss) (6)	AIP Adjusted Core Earnings (7)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4) (5)
2025	8,453,113	12,279,101	1,427,340	1,772,926	131.12	209.85	162.10	178.70
2024	8,197,986	9,912,858	1,442,199	1,646,640	107.91	201.61	102.80	141.00
2023	6,135,530	4,161,252	1,258,388	1,004,322	86.59	158.97	45.00	85.50
2022	5,081,705	5,124,209	1,095,571	1,099,614	94.91	145.50	(2.60)	133.00
2021	6,118,977	5,555,002	1,299,216	1,197,525	94.97	132.12	142.80	161.70
(1) Represents the total compensation for our PEO, Ms. Zuraitis, and the average total compensation for our non-PEO NEOs from the Summary Compensation Table for 2025, 2024, 2023, 2022 and 2021.
(2) Represents the total compensation from the Summary Compensation Table for our PEO and the average total compensation for our non-PEO NEOs during 2025, 2024, 2023, 2022 and 2021 as adjusted to reflect changes in the fair value of outstanding stock and option awards in accordance with Item 402(v) of Regulation S-K.

44 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Reconciliation of Summary Compensation Table and Compensation Actually Paid		PEO
		2025	2024	2023	2022	2021
Summary Compensation Table		8,453,113	8,197,986	6,135,530	5,081,705	6,118,977
Stock and Option Awards (a)		(4,160,000)	(4,160,000)	(3,848,000)	(3,000,000)	(2,700,000)
Equity Award Adjustments (b)	Fair Value at Year End of Outstanding and Unvested Equity Awards Granted in the Applicable Year	5,023,612	4,854,661	3,188,263	3,013,866	2,605,028
	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	2,085,810	321,552	(1,706,428)	(290,878)	(605,669)
	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	177,439	123,355	(52,628)	160,589	(13,771)
	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	699,128	575,304	444,515	158,927	150,437
Compensation Actually Paid		12,279,101	9,912,858	4,161,252	5,124,209	5,555,002

Reconciliation of Summary Compensation Table and Compensation Actually Paid		Average Non-PEO NEOs
		2025	2024	2023	2022	2021
Summary Compensation Table		1,427,340	1,442,199	1,258,388	1,095,571	1,299,216
Stock and Option Awards (a)		(340,000)	(470,000)	(518,750)	(456,250)	(431,250)
Equity Award Adjustments (b)	Fair Value at Year End of Outstanding and Unvested Equity Awards Granted in the Applicable Year	410,630	548,553	447,408	458,634	416,695
	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	196,813	43,576	(236,456)	(52,691)	(111,510)
	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	19,730	13,228	(7,603)	27,426	(2,725)
	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	58,413	69,084	61,335	26,924	27,099
Compensation Actually Paid		1,772,926	1,646,640	1,004,322	1,099,614	1,197,525
(a) Represents the aggregate grant date fair value of all equity awards in the Stock Awards and Stock Option Awards columns in the Summary Compensation Table for the applicable year.
(b) Represents the equity award adjustments which include: the year-end fair value of any stock and option awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; the amount of the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any stock or option awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year; for stock and option awards granted in prior years that vest in the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and the dollar value of any dividends or other earnings paid on stock awards in the covered fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such stock award or included in any other component of total compensation for the covered fiscal year.
(3) Our non-PEO NEOs include the following individuals for each year: for 2025, Mr. Greenier, Mr. Conklin, Mr. Carley, Mr. Desrochers, and Mr. McAnena; for 2024, Mr. Greenier, Mr. Conklin, Mr. Sharpe, Mr. McAnena, and Mr. Carley; for 2023, Mr. Conklin, Mr. Sharpe, Mr. McAnena, and Mr. Carley; for 2022, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers; for 2021, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers.
(4) Total Shareholder Return for each fiscal year is based on a $100 common equity investment at the close of December 31, 2020 measuring through and including the end of the applicable year.
(5) Represents the Total Shareholder Return for S&P 500 Insurance Industry peer group.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 45

(6) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. Result is rounded to the nearest million dollars.
(7) Represents the most important financial performance measure not otherwise reported in the above table that is used by the Company to link actual compensation paid during the most recent fiscal year to the Company’s performance, as required pursuant to Item 402(v) of Regulation S-K. The Company-selected measure is AIP adjusted core earnings, which is the Company’s net income calculated in accordance with GAAP adjusted to exclude the items described in the CD&A. Result is rounded to the nearest million dollars.
The Compensation Committee considers the following financial measures to be the most important in aligning the long- and short-term incentive compensation of our PEO and other named executive officers with performance:
•Core earnings
•Return on equity
•Total shareholder return
•Insurance premiums and contract charges earned

46 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculate a ratio of total pay for our CEO compared to total pay for our median employee (CEO Pay Ratio). To identify our median employee, we use total cash at target (annualized base salary as of 12/31/2025 plus annual bonus target), as we believe this is the most representative measure of annual compensation for our broader employee population.
Once the median employee is identified, we compile the same pay elements for the median employee that we do for the NEOs as displayed in the Summary Compensation Table. We then compare total pay of our CEO (as displayed in the Total $ column of the Summary Compensation Table) to total pay of our median employee.
The following table sets forth information regarding CEO Pay Ratio.

	Total Pay ($)	Pay Ratio
Chief Executive Officer	8,453,113	103:1
Median Employee	81,946

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 47

 Grants of Plan Based Awards
The following table sets forth information concerning the grant of the 2025 Annual Incentive and the grant of the 2025 Long-term Incentive for the 2025 – 2027 performance period. Actual payouts under the 2025 AIP are included in the Summary Compensation Table. Payouts for the 2024 Long-term incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2024 – 2026 performance period.

Named Individual	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($) (5)
		Incentive Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	910,000	1,820,000	3,640,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	29,964	59,928	119,856	N/A	N/A	N/A	2,496,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	19,977	N/A	N/A	832,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	82,240	$41.65	832,000
Ryan E. Greenier		AIP	115,430	230,859	461,718	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	2,702	5,403	10,806	N/A	N/A	N/A	225,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,803	N/A	N/A	75,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,416	$41.65	75,000
Bret A. Conklin		AIP	190,750	381,500	763,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$41.65	N/A
Donald M. Carley		AIP	127,617	255,234	510,468	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	2,882	5,763	11,526	N/A	N/A	N/A	240,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,923	N/A	N/A	80,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,908	$41.65	80,000
Mark R. Desrochers		AIP	103,229	206,458	412,916	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	1,651	3,302	6,604	N/A	N/A	N/A	137,500
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,303	N/A	N/A	137,500
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	$41.65	0
Stephen J. McAnena		AIP	198,333	396,666	793,332	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2025	LTI	N/A	N/A	N/A	4,682	9,364	18,728	N/A	N/A	N/A	390,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,123	N/A	N/A	130,000
	3/5/2025	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	12,852	$41.65	130,000
N/A - Not applicable
(1) Represents performance-based 2025 Annual Incentive.
(2) Represents the performance-based portion of the 2025 Long-term Incentive grant.
(3) Represents the service-based RSU portion of the 2025 Long-term Incentive grant.
(4) Represents the stock option portion of the 2025 Long-term Incentive grant.
(5) Totals equate to each NEO’s 2025 Long-term Incentive amount. The fair value of stock options was determined using the Black-Scholes model.

48 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding the exercisable and unexercisable stock options, as well as the unvested RSUs held by each NEO at December 31, 2025.

Named Individual	Option Awards						Stock Awards (Restricted Stock Units)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Marita Zuraitis	70,424	0	0	41.95	03/07/17	03/07/27	45,461	2,099,389	184,624	8,525,922
	71,532	0	0	42.95	03/06/18	03/06/28
	93,756	0	0	38.99	03/05/19	03/05/29
	109,648	0	0	41.83	03/04/20	03/04/30
	104,724	0	0	40.10	03/03/21	03/03/31
	79,347	26,449	0	41.39	03/09/22	03/09/32
	67,216	67,216	0	35.98	03/08/23	03/08/33
	38,403	115,209	0	35.39	03/06/24	03/06/34
	0	82,240	0	41.65	03/05/25	03/05/35
Ryan E. Greenier	4,772	0	0	41.95	03/07/17	03/07/27	5,817	268,638	13,237	611,281
	4,208	0	0	42.95	03/06/18	03/06/28
	4,808	0	0	38.99	03/05/19	03/05/29
	0	7,416	0	41.65	03/05/25	03/05/35
Bret A. Conklin	8,180	0	0	41.95	03/07/17	03/07/27	3,680	169,936	18,407	850,034
	13,676	0	0	42.95	03/06/18	03/06/28
	27,412	0	0	41.83	03/04/20	03/04/30
	23,272	0	0	40.10	03/03/21	03/03/31
	15,870	5,290	0	41.39	03/09/22	03/09/32
	0	10,482	0	35.98	03/08/23	03/08/33
	0	16,617	0	35.39	03/06/24	03/06/34
Donald M. Carley	12,952	0	0	41.95	03/07/17	03/07/27	4,277	197,518	17,454	806,016
	11,572	0	0	42.95	03/06/18	03/06/28
	14,424	0	0	38.99	03/05/19	03/05/29
	17,444	0	0	41.83	03/04/20	03/04/30
	14,548	0	0	40.10	03/03/21	03/03/31
	10,581	3,527	0	41.39	03/09/22	03/09/32
	6,552	6,552	0	35.98	03/08/23	03/08/33
	3,462	10,386	0	35.39	03/06/24	03/06/34
	0	7,908	0	41.65	03/05/25	03/05/35
Mark R. Desrochers	7,044	0	0	41.95	03/07/17	03/07/27	7,496	346,153	11,458	529,114
	6,312	0	0	42.95	03/06/18	03/06/28
	7,212	0	0	38.99	03/05/19	03/05/29
Stephen J. McAnena	9,782	9,782	0	32.13	05/23/23	05/23/33	6,597	304,629	26,607	1,228,698
	5,078	15,234	0	35.39	03/06/24	03/06/34
	0	12,852	0	41.65	03/05/25	03/05/35
(1) Long-term Incentive stock option grants are service-based and all exercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.
(2) Represents the unvested service-based RSUs granted in 2023 that will vest 100% on 03/08/2026, unvested service-based RSUs granted in 2024 will vest 66% on 03/06/2026 and 100% on 03/06/2027 and the unvested service-based RSUs granted in 2025 will vest 33% on 03/05/2026, 66% on 03/05/2027, and 100% on 03/05/2028.
(3) Represents the value of the RSUs based on the closing price of our Common Stock ($46.18) at December 31, 2025.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 49

(4) The performance-based RSUs granted in 2023 will not be earned until the end of the 2023-2025 performance period. RSUs earned at the end of the performance period will vest 100% on 01/01/2026. The performance-based RSUs granted in 2024 will not be earned until the end of the 2024-2026 performance period. RSUs earned at the end of the performance period will vest 100% on 01/01/2027. The performance-based RSUs granted in 2025 will not be earned until the end of the 2025-2027 performance period. RSUs earned at the end of the performance period will vest 100% on 01/01/2028.
(5) To support proactive succession planning efforts, Mr. Conklin’s 2024 performance-based agreement allows for full continued vesting if he retires in good standing after December 31, 2025 but before the end of the performance period. The award will vest at the end of the performance period based on actual performance. For Mr. Conklin’s time-based awards, his agreements allow for full vesting if he retires in good standing prior to the end of the vesting period, but remains active until at least January 1, 2026. The awards will vest in full as of the retirement date.
 Option Exercises and Stock Vesting
The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2025.

Named Individual	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Marita Zuraitis	0	0	52,838	2,186,006
Ryan E. Greenier	1,499	17,868	8,553	359,359
Bret A. Conklin	37,657	219,278	9,777	404,728
Donald M. Carley	0	0	6,418	265,726
Mark R. Desrochers	0	0	5,797	238,920
Stephen J. McAnena	0	0	2,199	92,659
(1) The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

50 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and the nonqualified deferred compensation plan as of December 31, 2025.

Named Individual	Account Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Marita Zuraitis	NQDCP Account	0	34,500	2,167	382,015
	Deferred Compensation Account	0	0	0	0
Ryan E. Greenier	NQDCP Account	0	3,021	0	3,063
	Deferred Compensation Account	0	0	0	0
Bret A. Conklin	NQDCP Account	0	9,750	1,135	81,732
	Deferred Compensation Account	0	0	96,738	546,936
Donald M. Carley	NQDCP Account	0	5,188	906	37,155
	Deferred Compensation Account	0	0	0	0
Mark R. Desrochers	NQDCP Account	0	3,146	813	20,484
	Deferred Compensation Account	0	0	0	0
Stephen J. McAnena	NQDCP Account	0	10,833	1,094	19,625
	Deferred Compensation Account	0	0	0	0
(1) Represents the 2025 NQDCP registrant Company contributions. These contributions are included in the All Other Compensation column of the Summary Compensation Table for 2025.
(2) Represents (a) the gains/losses in the NQDCP in 2025 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2024 to December 31, 2025, each excluding contributions reflected in the first two columns.
 Illustration of Potential Payments upon Termination or Change in Control
The following table presents the estimated payments and benefits that would have been payable as of the end of 2025 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause and a change of control of the Company.
Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2025, the last business day of 2025, using the closing price of our Common Stock on that date ($46.18). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 51

Estimated Payments ($) Assuming Termination as of December 31, 2025 (1)(2)(4)
Name & Benefits	Disability or Death	For Cause	Retirement (5)	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	5,720,000	7,150,000
AIP	1,820,000	0	0	1,820,000	1,820,000
Acceleration of Stock Options	2,427,946	0	0	0	2,427,946
Acceleration of RSUs	7,184,726	0	0	0	9,936,965
Health and Welfare	0	0	0	35,691	35,691
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(4,557,258)
TOTAL	11,432,672	0	0	7,575,691	16,813,344

Ryan E. Greenier
Cash Severance	0	0	0	1,113,281	1,484,375
AIP	267,188	0	0	267,188	267,188
Acceleration of Stock Options	33,594	0	0	0	33,594
Acceleration of RSUs	599,673	0	0	0	826,060
Health and Welfare	0	0	0	0	0
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	900,455	0	0	1,380,469	2,611,217

Bret A. Conklin
Cash Severance	0	0	0	0	0
AIP	0	0	0	0	0
Acceleration of Stock Options	0	0	243,884	0	0
Acceleration of RSUs	0	0	1,146,795	0	0
Health and Welfare	0	0	0	0	0
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	0	0	1,390,679	0	0

Donald M. Carley
Cash Severance	0	0	0	1,113,281	1,484,375
AIP	267,188	0	0	267,188	267,188
Acceleration of Stock Options	231,613	0	0	0	231,613
Acceleration of RSUs	679,463	0	0	0	938,699
Health and Welfare	0	0	0	47,118	47,118
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(157,837)
TOTAL	1,178,264	0	0	1,427,587	2,811,156

Mark R. Desrochers
Cash Severance	0	0	0	652,500	652,500
AIP	217,500	0	0	217,500	217,500
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	658,225	0	0	0	819,840
Health and Welfare	0	0	0	22,651	22,651
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	875,725	0	0	892,651	1,712,491

Stephen J. McAnena
Cash Severance	0	0	0	1,466,250	1,955,000
AIP	402,500	0	0	402,500	402,500
Acceleration of Stock Options	360,032	0	0	0	360,032
Acceleration of RSUs	1,031,688	0	0	0	1,439,991
Health and Welfare	0	0	0	44,867	44,867
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,794,220	0	0	1,913,617	4,202,390

N/A – Not applicable
(1) All AIP and LTI earned payouts are assumed to be at target.

52 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

(2) As of December 31, 2025, Ms. Zuraitis, Mr. Conklin and Mr. Desrochers are the only NEOs who are retirement eligible.
(3) Benefit reduction to avoid the imposition of a “golden parachute” tax.
(4) The amounts reflected for Pro Rata Short-Term (Annual) Incentive Compensation represent the entire value of the estimated liability at target, even though the actual value has also been disclosed in the Summary Compensation Table within this Proxy Statement as earned in 2025.
(5) Represents compensation received by Mr. Conklin in connection with his retirement effective January 2, 2026.

 Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the 2025 fiscal year.
COMPENSATION COMMITTEE
MARK E. KONEN, Chairman
BEVERLEY J. MCCLURE and H. WADE REECE, Members
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the Horace Mann 401(k) plan):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (5)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	1,348,425	39.63
Restricted Stock Units (2) (3)	977,933
Subtotal	2,326,358
Deferred Compensation Plan for Directors (2) & Employees (4)	26,019
Subtotal	2,352,377		2,674,563

Total:	2,352,377		2,674,563
(1) Includes grants under the CECP.
(2) No exercise price is associated with the shares of Common Stock issuable under these rights.
(3) Total includes unvested PBRSUs at Target and vested PBRSUs which are shown at their grants performance factor.
(4) The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of deferred cash RSUs, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, deferred cash RSUs are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 73 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of deferred cash RSUs but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the Compensation Discussion and Analysis.
(5) Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” award that is granted.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 53

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock and by each of the Company’s Directors, Board Nominees and NEOs and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2026, except to the extent indicated otherwise in the footnotes. To the Company’s knowledge, all shares of Common Stock are beneficially owned and investment and voting power is held solely by the persons named as owners unless otherwise indicated.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	5,888,889	14.6%
The Vanguard Group, Inc. (2)	5,085,460	12.6%
Franklin Mutual Advisers, LLC (3)	3,349,788	8.3%
Dimensional Fund Advisors LP (4)	2,535,063	6.3%
Fuller & Thaler Asset Management, Inc. (5)	2,453,018	6.1%
T. Rowe Price Associates, Inc. (6)	2,162,264	5.4%
Directors, Board Nominees and Named Executive Officers
Thomas A. Bradley	23,575	*
Victor P. Fetter (7)	22,292	*
Perry G. Hines (8)	24,735	*
Mark Konen (9)	21,988	*
Beverley J. McClure (10)	15,758	*
H. Wade Reece (11)	39,297	*
Aaliyah A. Samuel, EdD (12)	8,092	*
Elaine A. Sarsynski	13,673	*
Marita Zuraitis (13)	1,082,576	2.6%
Ryan E. Greenier (14)	29,531	*
Bret A. Conklin (15)	183,876	*
Donald M. Carley (16)	134,242	*
Mark R. Desrochers (17)	46,227	*
Stephen J. McAnena (18)	17,045	*
All Directors and Executive Officers as a group (18 persons) (19)	1,489,806	3.6%
*  Less than 1%
(1) BlackRock has a principal place of business at 50 Hudson Yards, New York, New York 10001. BlackRock has sole voting power with respect to 5,814,853 shares and sole investment power with respect to 5,888,889 shares. The foregoing is based on Amendment No. 17 to Schedule 13G filed by BlackRock on January 23, 2024.
(2) The Vanguard Group, Inc. (Vanguard) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole investment power with respect to 5,009,646 shares, shared voting power with respect to 32,337 shares and shared investment power with respect to 75,814 shares. The foregoing is based on Amendment No. 13 to Schedule 13G filed by Vanguard on February 13, 2024.
(3) Franklin Mutual Advisers, LLC (Franklin) has a principal place of business at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin has sole voting power with respect to 3,177,770 shares and sole investment power with respect to 3,349,788 shares. The foregoing is based on Amendment No. 7 to Schedule 13G filed by Franklin on January 27, 2025.

54 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

(4) Dimensional Fund Advisors LP (Dimensional) has a principal place of business at 6300 Bee Cave Road, Building One, Austin, Texas 78746. Dimensional has sole voting power with respect to 2,493,737 shares and sole investment power with respect to 2,535,063 shares. Dimensional serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (Funds) and may possess voting and/or investment power over securities owned by the Funds. The securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 18 to Schedule 13G filed by Dimensional on February 9, 2024.
(5) Fuller & Thaler Asset Management, Inc. (Fuller & Thaler) has a principal place of business at 411 Borel Avenue, Suite 300, San Mateo, California 94402. Fuller & Thaler has sole voting power with respect to 2,414,458 shares and sole investment power with respect to 2,453,018 shares. The foregoing is based on Amendment No. 1 to Schedule 13G filed by Fuller & Thaler on November 12, 2024.
(6) T. Rowe Price Associates, Inc. (T. Rowe Price) has a principal place of business at 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power with respect to 2,155,257 shares and sole investment power with respect to 2,162,264 shares. The foregoing is based on the Schedule 13G filed by T. Rowe Price on February 14, 2025.
(7) Includes 8,092 vested share-based RSUs pursuant to the CECP.
(8) Consists entirely of 24,735 vested share-based RSUs pursuant to the CECP.
(9) Consists entirely of 21,988 vested share-based RSUs pursuant to the CECP.
(10) Includes 14,178 vested share-based RSUs pursuant to the CECP.
(11) Consists entirely of 8,735 deferred cash RSUs and 30,562 vested share-based RSUs pursuant to the CECP.
(12) Consists entirely of 8,092 vested share-based RSUs pursuant to the CECP.
(13) Includes 754,070 vested stock options and 214,085 vested share-based RSUs pursuant to the CECP.
(14) Includes 15,642 vested stock options and 620 vested share-based RSUs pursuant to the CECP.
(15) Includes 112,926 vested stock options, 11,844 deferred cash RSUs and 49,912 vested share-based RSUs pursuant to the CECP.
(16) Includes 103,777 vested stock options and 22,585 vested share-based RSUs pursuant to the CECP.
(17) Includes 20,568 vested stock options pursuant to the CECP.
(18) ) Includes 14,860 vested stock options pursuant to the CECP.
(19) Includes 894,057 vested stock options, 8,735 deferred cash RSUs and 344,937 vested share-based RSUs pursuant to the CECP.
Insider Trading Policy
The Company has adopted a comprehensive Insider Trading Policy that we believe is reasonably designed to promote compliance with federal securities laws and prevent the misuse of material non-public information. This policy applies to the purchase, sale and other transactions in the Company’s securities by all members of the Board of Directors, Executive Officers and employees as well as their immediate family members and controlled entities.
Key Provisions of the Policy
Blackout Periods - Directors, Executive Officers and certain designated individuals are subject to quarterly trading blackout periods beginning at the close of the market on the last trading day of any fiscal quarter and ending at the open of the market on the third trading day following the release of the Company’s quarterly or annual financial results.
Prohibited Transactions - The policy strictly prohibits:
•Trading while in possession of material, non-public information.
•Short sales of HMN securities.
•Trading in derivatives of HMN securities, including options, warrants and stock appreciation rights.
•Purchasing HMN securities on margin.
•Hedging or pledging HMN securities as collateral for loans.
Rule 10b5-1 Trading Plans - Directors and Executive Officers may enter into Rule 10b5-1 trading plans, subject to pre-approval by the Company’s Insider Trading Compliance Officer. These plans must comply with the SEC’s cooling-off period and other regulatory requirements.
Pre-Clearance of Trades - Directors and Executive Officers must pre-clear any transaction in HMN securities, including the adoption or modification of a Rule 10b5-1 trading plan, with the Company’s Insider Trading Compliance Officer.
The Company enforces strict procedures to prevent the unauthorized disclosure of material non-public information, including training programs and ongoing compliance monitoring.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 55

The Insider Trading Policy is available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.”
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons,” to file reports of ownership and changes in ownership with the SEC.
The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes there was full compliance with the reporting requirements under Section 16(a) with the following exception. Maureen Temchuk, Controller and Chief Accounting Officer, reported but not on a timely basis, one Form 3 and one transaction on one Form 4.
Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.
KPMG LLP has been the Company’s independent registered public accounting firm for over 35 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2026. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result, but may nonetheless appoint KPMG LLP if it determines doing so to be in the best interest of the Company and Shareholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to participate in the Annual Meeting and will be available to respond to appropriate questions.
The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2026.

56 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Report of the Audit Committee
Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held 9 meetings during fiscal year 2025.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
THOMAS A. BRADLEY, Chairman
VICTOR P. FETTER and MARK E. KONEN, Members

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 57

The Company’s Independent Registered Public Accounting Firm
The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2026, is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2025.
Fees of KPMG LLP
KPMG LLP fees for the years ended December 31, 2025 and 2024 were as follows:

Fees ($)	2025	2024
Audit Fees(1)	5,234,400	4,688,000
Audit-Related Fees(2)	0	705,200
Tax Fees	0	0
(1) Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2025 and 2024, the audit of the Company’s internal control over financial reporting as of December 31, 2025 and 2024, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2025 and 2024, services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2025 and 2024, and services associated with the issuance of a comfort letter in connection with the Company’s senior debt offering for the year ended December 31, 2025.
(2) Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements, exclusive of the fees disclosed under “Audit Fees”. For the year ended 2024, fees represent services for merger and acquisition due diligence, Workday implementation and MCCA agreed upon procedures.
Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee pre-approved all of the above listed expenses.

58 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

2026 Proxy Statement | Other Matters
Delivery of Proxy Materials
Electronic Access to Proxy Materials and Annual Report
We are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report on Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.
Shareholders also can elect to receive an email that will provide a link to the Proxy Materials online. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you and help preserve environmental resources. Shareholders who enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.
Copies of Annual Report on Form 10-K
The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001.
The Company also will furnish, upon request to the Investor Relations address above, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to those reports are available through the Company’s website, horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.
Eliminating Duplicative Proxy Materials
If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more Shareholders reside unless contrary instructions have been received from you.
This procedure, referred to as householding, reduces the volume of duplicate materials Shareholders receive and helps preserve environmental resources. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution, Broadridge Financial Solutions, Inc., at 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 or 217-789-2500.

Horace Mann Educators Corporation	2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 59

Submitting Shareholder Proposals for the 2027 Annual Meeting of Shareholders
Shareholders intending to submit proposals under Rule 14a-8 of the Securities Exchange Act, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the 2027 Annual Meeting of Shareholders must ensure their proposals are received in writing by the Corporate Secretary at Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001, no later than the close of business on December 7, 2026. The submission of a shareholder proposal does not guarantee its inclusion in the Company’s Proxy Statement and Form of Proxy.
Shareholders intending to present any proposal at the 2027 Annual Meeting of Shareholders outside of Rule 14a-8 must provide the information set forth in the Company’s Bylaws (which includes information required under Rule 14a-19) to the Corporate Secretary no earlier than January 20, 2027, and no later than February 19, 2027. These advance notice provisions are required by the Company’s Bylaws and must be met in order for the proposal to be properly brought before the meeting.

60 2026 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

HORACE MANN EDUCATORS CORPORATION
1 HORACE MANN PLAZA
SPRINGFIELD, IL 62715-0001

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2026 for shares held directly and by 11:59 P.M. ET on May 17, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HMN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2026 for shares held directly and by 11:59 P.M. ET on May 17, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87723-P47767

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORACE MANN EDUCATORS CORPORATION

The Board of Directors recommends you vote FOR the following Director nominees in proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Thomas A. Bradley	☐	☐	☐
1b. Victor P. Fetter	☐	☐	☐
1c. Perry G. Hines	☐	☐	☐
1d. Mark E. Konen	☐	☐	☐
1e. Beverley J. McClure	☐	☐	☐
1f. H. Wade Reece	☐	☐	☐
1g. Aaliyah A. Samuel, EdD	☐	☐	☐
1h. Elaine A. Sarsynski	☐	☐	☐
1i. Marita Zuraitis	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approve the advisory resolution to approve Named Executive Officers' compensation.	☐	☐	☐
3. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the company's auditors for the year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

V87724-P47767

HORACE MANN EDUCATORS CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2026

The undersigned shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints H. Wade Reece and Marita Zuraitis, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held virtually at www.virtualshareholdermeeting.com/HMN2026 on May 20, 2026 at 9:00 a.m. Central Daylight Saving Time, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side and in their discretion upon such other matters as may properly come before the Meeting and any adjournments or postponements thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE OR FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE).

Continued and to be signed on reverse side